                                                                     EXHIBIT 4.2



                                CREDIT AGREEMENT


                                     Among


                      ENTERPRISE PRODUCTS OPERATING L.P.,


              the Several Banks from Time to Time Parties Hereto,


                              DEN NORSKE BANK ASA,

                                      and

                 BANK OF TOKYO-MITSUBISHI, LTD., HOUSTON AGENCY

                                as Co-Arrangers,

                            THE BANK OF NOVA SCOTIA,
                   as Co-Arranger and as Documentation Agent

                                      and

                            THE CHASE MANHATTAN BANK
                          as Co-Arranger and as Agent



                           Dated as of July 27, 1998

                                      and

                as Amended and Restated as of September 30, 1998


                                     CHASE

                               TABLE OF CONTENTS

                                                                                                      Page
SECTION 1.  DEFINITIONS.............................................................................    1
   1.1   Defined Terms..............................................................................    1
   1.2   Other Definitional Provisions..............................................................   14

SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT LOANS..............................................   14
   2.1   Revolving Credit Commitments...............................................................   14
   2.2   Revolving Credit Notes.....................................................................   15
   2.3   Procedure for Borrowing under Revolving Credit Commitments.................................   15
   2.4   Termination, Reduction or Extension of Revolving Credit Commitments........................   16

SECTION 3.  LETTERS OF CREDIT.......................................................................   16
   3.1   Letter of Credit Commitments...............................................................   16
   3.2   Issuance and Continuation of Letters of Credit.............................................   17
   3.3   Participating Interests....................................................................   17
   3.4   Reimbursement Obligation of the Company....................................................   17
   3.5   Letter of Credit Payments..................................................................   18
   3.6   Increased Costs............................................................................   18
   3.7   Nature of Obligations; Indemnities.........................................................   18
   3.8   Purpose of the Letters of Credit...........................................................   20
   3.9   Applications...............................................................................   20

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO FINANCING FACILITIES...................................   20
   4.1   Optional Prepayments.......................................................................   20
   4.2   Commitment Fees............................................................................   20
   4.3   Letter of Credit Commissions...............................................................   21
   4.4   Conversion Options; Minimum Amount of Revolving Credit Loans...............................   21
   4.5   Minimum Amounts of Eurodollar Tranches.....................................................   22
   4.6   Interest Rate, Payment Dates and Lending Offices...........................................   22
   4.7   Computation of Interest and Fees...........................................................   22
   4.8   Inability to Determine Interest Rate.......................................................   23
   4.9   Pro Rata Treatment and Payments............................................................   23
   4.10  Illegality.................................................................................   24
   4.11  Requirements of Law........................................................................   24
   4.12  Taxes......................................................................................   26
   4.13  Indemnity..................................................................................   26

SECTION 5.  REPRESENTATIONS AND WARRANTIES..........................................................   27
   5.1   Financial Condition........................................................................   27
   5.2   No Change..................................................................................   27
   5.3   Existence; Compliance with Law.............................................................   27
   5.4   Power; Authorization; Enforceable Obligations..............................................   27
   5.5   No Legal Bar...............................................................................   28
   5.6   No Default.................................................................................   28
   5.7   Investments and Guaranties.................................................................   28
   5.8   Liabilities; Litigation....................................................................   28
   5.9   Taxes; Governmental Charges................................................................   28
   5.10  Titles, etc................................................................................   28
   5.11  Intellectual Property......................................................................   28
   5.12  Casualties; Taking of Properties...........................................................   29
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
   5.13  Use of Proceeds; Margin Stock; No Financing of Corporate Takeovers.........................   29
   5.14  Compliance with Law........................................................................   30
   5.15  ERISA......................................................................................   29
   5.16  Investment Company Act; Other Regulations..................................................   30
   5.17  Accuracy and Completeness of Information...................................................   30
   5.18  Public Utility Holding Company Act.........................................................   30
   5.19  Subsidiaries...............................................................................   30
   5.20  Location of Business and Offices...........................................................   31
   5.21  Neither the Company Nor Subsidiary is a Utility............................................   31
   5.22  Year 2000 Matters..........................................................................   31

SECTION 6.  AFFIRMATIVE COVENANTS...................................................................   31
   6.1   Financial Statements and Reports of the Company............................................   31
   6.2   Annual Certificates of Compliance..........................................................   32
   6.3   Quarterly Certificates of Compliance; Projections..........................................   33
   6.4   Notice of Certain Events...................................................................   34
   6.5   ERISA Information..........................................................................   34
   6.6   Taxes and Other Liens......................................................................   35
   6.7   Maintenance................................................................................   35
   6.8   Insurance..................................................................................   35
   6.9   Payment of Expenses and Taxes..............................................................   36
   6.10  Accounts and Records.......................................................................   37
   6.11  Right of Inspection........................................................................   37
   6.12  Payment of Obligations.....................................................................   37
   6.13  Environmental Laws.........................................................................   37
   6.14  Clean-Down.................................................................................   38

SECTION 7.  NEGATIVE COVENANTS......................................................................   38
   7.1   Limitation on Debt.........................................................................   38
   7.2   Limitation on Liens........................................................................   39
   7.3   Limitations on Fundamental Changes.........................................................   39
   7.4   Limitation on Sale of Assets...............................................................   39
   7.5   Limitation on Dividends....................................................................   40
   7.6   Limitation on Investments..................................................................   40
   7.7   Limitation on Optional Payments and Modifications of Debt Instruments and Other Agreements.   41
   7.8   Limitation on Transactions with Affiliates.................................................   41
   7.9   Limitation on Sales and Leasebacks.........................................................   41
   7.10  Limitation on Changes in Fiscal Year.......................................................   42
   7.11  Limitation on Lines of Business............................................................   42
   7.12  Constituent Documents......................................................................   42
   7.13  Limitation on Restrictions Affecting Subsidiaries..........................................   42
   7.14  Creation of Subsidiaries...................................................................   42
   7.15  Hazardous Materials........................................................................   42
   7.16  New Partners...............................................................................   42
   7.17  Holding Companies..........................................................................   42
   7.18  Actions by Permitted Joint Ventures........................................................   43
   7.19  Hedging Transactions.......................................................................   43
   7.20  ERISA Compliance...........................................................................   43
   7.21  Financial Condition Covenants..............................................................   43

SECTION 8.  EVENTS OF DEFAULT.......................................................................   44
   8.1   Events.....................................................................................   44
   8.2   Remedies...................................................................................   46
   8.3   Right of Set-off...........................................................................   46

                                     -ii-
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
SECTION 9.  CONDITIONS OF LENDING...................................................................   47
   9.1   Conditions to Initial Revolving Credit Loans and Letters of Credit.........................   47
   9.2   Conditions to Each Revolving Credit Loan and Letter of Credit..............................   49

SECTION 10.  THE AGENT..............................................................................   50
  10.1   Appointment................................................................................   50
  10.2   Delegation of Duties.......................................................................   50
  10.3   Exculpatory Provisions.....................................................................   50
  10.4   Reliance by Agent..........................................................................   50
  10.5   Notice of Default..........................................................................   51
  10.6   Non-Reliance on Agent and Other Banks......................................................   51
  10.7   Indemnification............................................................................   51
  10.8   Agent in Its Individual Capacity...........................................................   52
  10.9   Successor Agent............................................................................   52

SECTION 11.  MISCELLANEOUS..........................................................................   52
  11.1   Notices....................................................................................   52
  11.2   Amendments and Waivers.....................................................................   53
  11.3   Invalidity.................................................................................   52
  11.4   Successors and Assigns; Participations; Purchasing Banks...................................   52
  11.5   No Waiver; Cumulative Remedies.............................................................   55
  11.6   Payment of Expenses and Taxes..............................................................   55
  11.7   GOVERNING LAW..............................................................................   56
  11.8   Several Obligations........................................................................   56
  11.9   Interest...................................................................................   56
  11.10  Governmental Regulation....................................................................   57
  11.11  Entire Agreement...........................................................................   57
  11.12  Exhibits...................................................................................   57
  11.13  Titles of Sections and Subsections.........................................................   57
  11.14  Number of Documents........................................................................   57
  11.15  SUBMISSION TO JURISDICTION; WAIVERS........................................................   57
  11.16  Interpretation.............................................................................   58
  11.17  Counterparts...............................................................................   58

SCHEDULES

Schedule I      -      Commitments
Schedule II     -      Existing Letters of Credit
Schedule 5.7    -      Investments
Schedule 5.10   -      Titles, etc.
Schedule 5.19   -      Subsidiaries
Schedule 5.21   -      Utility
Schedule 7.1    -      Other Debt
Schedule 7.2    -      Other Liens
Schedule 7.8    -      Transactions with Affiliates

EXHIBITS

Exhibit A       -      Form of Revolving Credit Note
Exhibit B-1     -      Snell & Smith Opinion
Exhibit B-2     -      Opinion of Michael R. Johnson, Esq.
Exhibit C       -      Form of Compliance Certificate
Exhibit D       -      Form of Commitment Transfer Supplement

          CREDIT AGREEMENT dated as of July 27, 1998 (and as amended and restated as of September 30, 1998) among Enterprise Products Operating L.P., a Delaware limited partnership (the "Company"), the several banks from time to time parties hereto (collectively, the "Banks"; individually, a "Bank"), The Chase Manhattan Bank, Den norske Bank ASA, The Bank of Nova Scotia and Bank of Tokyo-Mitsubishi, Ltd., Houston Agency as Co-Arrangers, The Bank of Nova Scotia, as Documentation Agent, and The Chase Manhattan Bank ("Chase"), as agent for the Banks hereunder (in such capacity, the "Agent").


                             W I T N E S S E T H:


          The parties hereto hereby agree as follows:


          SECTION  1. DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

          "Affiliate": any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, a Person shall be deemed to be "controlled by" the Company if the Company possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Aggregate L/C Outstandings": at a particular time, the sum of (a) the aggregate amount then available to be drawn under all outstanding Letters of Credit issued for the account of the Company plus (b) the aggregate amount of any payments made by the Agent under any Letter of Credit for the account of the Company that have not been reimbursed by the Company pursuant to subsection 3.5.

          "Agreement": this Credit Agreement, as amended, supplemented or modified from time to time.

          "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business

     Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business
     Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Alternate Base Rate Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

          "Applicable Margin": for each Revolving Credit Loan, the rate per annum set forth below:

          a) if the Applicable Margin Certificate required pursuant to subsection 6.1(c) for any fiscal quarter of the Company shows that the Total Indebtedness/EBITDA Ratio on the last day of such fiscal quarter was less than or equal to 1.5 to 1, then the Applicable Margin, during the period beginning on (and including) the date on which such Applicable Margin Certificate was delivered by the Company to the Banks and ending on (and excluding) the date on which the next Applicable Margin Certificate is delivered by the Company to the Banks pursuant to subsection 6.1(c), shall be (i) with respect to Alternate Base Rate Loans, 0% and (ii) with respect to Eurodollar Loans, .75%; and

          b) if the Applicable Margin Certificate required pursuant to subsection 6.1(c) for any fiscal quarter of the Company shows that the Total Indebtedness/EBITDA Ratio on the last day of such fiscal quarter was greater than 1.5 to 1 and less than or equal to 2.5 to 1, then the Applicable Margin, during the period beginning on (and including) the date on which such Applicable Margin Certificate was delivered by the Company to the Banks and ending on (and excluding) the date on which the next Applicable Margin Certificate is delivered by the Company to the Banks pursuant to subsection 6.1(c), shall be (i) with respect to Alternate Base Rate Loans, 0% and (ii) with respect to Eurodollar Loans, 1.00%;

          c) if the Applicable Margin Certificate required pursuant to subsection 6.1(c) for any fiscal quarter of the Company shows that the Total Indebtedness/EBITDA Ratio on the last day of such fiscal quarter was greater than 2.5 to 1, then the Applicable Margin, during the period beginning on (and including) the date on which such Applicable Margin Certificate was delivered by the Company to the Banks and ending on (and excluding) the date on which the next Applicable Margin Certificate is delivered by the Company to the

     Banks pursuant to subsection 6.1(c), shall be (i) with respect to Alternate Base Rate Loans, .375% and (ii) with respect to Eurodollar Loans, 1.375%;

     provided if the Company shall fail to deliver the Applicable Margin Certificate by the end of the fiscal quarter in which it is required, the Applicable Margin for the next fiscal quarter shall be as provided in clause (c) above; provided, further, that the Applicable Margin for the period from the Closing Date until (and excluding) the date on which the Company delivers to the Banks the Applicable Margin Certificate for the fiscal quarter of the Company ended March 31, 1999, shall be, with respect to Alternative Base Rate Loans, 0%, and with respect to Eurodollar Loans, 1.00%.

          "Applicable Margin Certificate":  as defined in subsection 6.1(c).

          "Application": an application, in such form as the Agent may specify from time to time, requesting the Agent to open a Letter of Credit.

          "Available Investment Revolving Credit Commitment": as to any Bank, at a particular time, an amount equal to the difference between (a) the amount of such Bank's Investment Revolving Credit Commitment at such time and (b) such Bank's Investment Revolving Extensions of Credit at such time.

          "Available Revolving Credit Commitment": as to any Bank, at a particular time, an amount equal to the sum of the Available Investment Revolving Credit Commitment of such Bank and the Available Working Capital Revolving Credit Commitment of such Bank.

          "Available Working Capital Revolving Credit Commitment": as to any Bank, at a particular time, an amount equal to the difference between (a) the amount of such Bank's Working Capital Revolving Credit Commitment at such time and (b) such Bank's Working Capital Loans outstanding at such time.

          "BEF Credit Agreement": the Amended and Restated Credit Agreement, dated as of August 16, 1995, among Belvieu Environmental Fuels, the financial institutions and other lenders from time to time parties thereto, Chemical Bank, now known as The Chase Manhattan Bank, as agent, as amended, supplemented or otherwise modified from time to time.

          "BEF Participation": the interest of the Company in the loans outstanding under the BEF Credit Agreement.

          "Borrowing Date": any Business Day specified by the Company as the Company requests the Banks to make Revolving Credit Loans thereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "C/D Assessment Rate": for any day as applied to any Revolving Credit Loan, the annual assessment rate (rounded upward to the nearest 1/100th of 1%) estimated by the Agent to be the then current net annual assessment rate payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chase in the United States.

          "C/D Reserve Percentage": for any day as applied to any Revolving Credit Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars in respect of new non-personal time deposits in Dollars in New York City having a maturity of 60 days.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing. In addition, with respect to the Company, "Capital Stock" shall include the limited partner interests of the Company and the General Partner Interests and, with respect to the Limited Partner, "Capital Stock" shall include the Units and the general partner interest of the Limited Partner.

          "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.

          "Change of Control":  any of the following events:

            (i) Dan Duncan (his wife, descendants and trusts for the benefit of his wife and/or descendants and the heirs, legatees and distributees of his estate) shall cease to own, directly or indirectly, (A) at least 51% (on a fully converted, fully diluted basis) of the economic interest in the Capital Stock of EPCO or (B) an aggregate number of shares of Capital Stock of EPCO sufficient to elect a majority of the board of directors of EPCO;

            (ii) EPCO shall cease to own 100% of the issued and outstanding Capital Stock of EPC Partners II, Inc. ("EPC II");

            (iii) EPC II (or another wholly owned Subsidiary of EPCO) shall cease to own at least 95% of the outstanding membership interests in the General Partner;

(iv) EPC II shall fail to own at least 51% of the outstanding Common Units;

            (v) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding EPC II, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding Common Units;

            (vi) the General Partner shall cease to be the general partner of the Limited Partner or the Company; or

            (vii) the Limited Partner shall cease to be the sole limited partner of the Company.

          "Chase":  The Chase Manhattan Bank and its successors and assigns.

          "Closing": the consummation of the transactions contemplated by this Agreement to occur upon the initial satisfaction or waiver of the conditions precedent set forth in subsection 9.1.

          "Closing Date": the date on which the conditions set forth in subsection 9.1 shall have been satisfied or waived.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commercial Letters of Credit": the commercial documentary letters of credit, payable in Dollars, to be issued by the Agent hereunder for the account of the Company in accordance with subsection 3.2.

          "Commitment Percentage": as to any Bank at any time, the percentage which such Bank's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank's Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

          "Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date, or such earlier date on which the Revolving Credit Commitment shall terminate as provided herein.

          "Commitment Transfer Supplement": a commitment transfer supplement, substantially in the form of Exhibit E.

          "Common Units": the common units of limited partner interests in the Limited Partner.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of
     Section 4001 of ERISA.

          "Consolidated Interest Expense": for any period, total interest expense (including that attributable to capital lease obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Debt of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under any hedging agreements to the extent such net costs are allocable to such period in accordance with GAAP).

          "Consolidated Net Income": for any period, the consolidated net income of the Company and its Subsidiaries for such period after all applicable taxes on income and profits payable by the Company as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Tangible Net Worth": at any date of determination, the sum of preferred stock (if any), par value of common stock, capital in excess of par value of common stock, partners' capital, and retained earnings, less treasury stock (if any), less goodwill, cost in excess of net assets acquired, deferred development costs and all other assets as are not properly classified as tangible assets, all as determined on a consolidated basis.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Debt": of any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions); (iii) all obligations of such Person to pay the deferred purchase price of Property or services, except
     (a) trade accounts payable in the ordinary course of business and (b) obligations pursuant to minimum requirement contracts; (iv) all obligations of such Person as lessee under Financing Leases; (v) all obligations of such Person to purchase securities (or other Property) which arise out of or in connection with the sale of the same or substantially similar securities or Property, excluding time exchanges of Product; (vi) all obligations of such Person in respect of letters of credit, banker's acceptances, or similar obligations issued or created for the account of such Person; (vii) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above; and
     (viii) unfunded vested benefits under each Plan; provided that, with respect to any Subsidiary, "Debt" also includes any preferred stock of such Subsidiary which is not owned directly or indirectly by the Company valued at the higher of its voluntary or involuntary liquidation value.

          "Default": any of the events specified in subsection 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Lending Office": initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, located within the United States which shall be making or maintaining Alternate Base Rate Loans.

          "EBITDA": shall mean, for any period, the sum (without duplication) of (i) operating income of the Company, and its consolidated Subsidiaries for such period plus (ii) depreciation and amortization for such period to the extent not already included in the calculation of operating income plus
     (iii) interest income during such period (excluding interest income in respect of the BEF Participation and the MBA Participation), plus (iv) cash distributions or dividends received by the Company during such period from unconsolidated entities (including, without limitation, unconsolidated Permitted Joint Ventures), plus (v) other cash income received by the Company during such period, plus (vi) interest and principal payments received by the Company with respect to the BEF Participation and the MBA Participation, minus (vii) operating lease expense for such period to the extent not already deducted in the calculation of operating income, determined in each case, on a consolidated basis in accordance with GAAP. EBITDA will not include any extraordinary, unusual or non-recurring gains or losses from asset sales.

          "Environmental Complaint": any complaint, order, citation, notice or other written communication from any Governmental Authority with respect to the existence or alleged existence of a violation of any Requirement of Law or legal liability resulting from any air emission, water discharge, noise emission, asbestos, Hazardous Substance at, upon, under or within any of the property owned, operated or used by the Company or any of its Subsidiaries.

          "EPCO":  Enterprise Products Company, a Texas corporation.

          "EPCO Credit Agreement":  as defined in subsection 9.1(g).

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Base Rate": with respect to any Eurodollar Loan for any Interest Period, the rate per annum equal to the average (rounded upwards to the nearest whole multiple of one sixteenth of one percent) of the rate at which Chase's Eurodollar Lending Office is offered Dollar deposits two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 A.M., New York City time, for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Lending Office": initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, which shall be making or maintaining Eurodollar Loans.

          "Eurodollar Loans": Revolving Credit Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to any Eurodollar Loan for any Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upwards to the nearest whole multiple of 1/100th of one percent):

                              Eurodollar Base Rate
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans having the same Interest Period (whether or not originally made on the same day).

          "Event of Default": any of the events specified in subsection 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

          "Excepted Liens": (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP; (ii) pledges or deposits in connection with workers' compensation, unemployment insurance or other social security, old age, disability or similar legislation; (iii) legal or equitable encumbrances deemed to exist by reason of negative pledge or negative mortgage covenants (such as that made in subsection 7.2 hereof) and other covenants or undertakings of like nature; (iv) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted (for so long as the Properties subject to such encumbrances are not subject to levy or other enforcement action, due to the posting of a bond to gain stay of execution or for any other appropriate reason); (v) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of the Company or any

     Subsidiary, provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP; (vi) easements, restrictions, rights of way and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company; (vii) Liens securing the purchase price of automobiles, office equipment or other equipment of the Company or any Subsidiary, provided that (A) such Lien shall not extend to or cover any other Property of the Company or any Subsidiary, and (B) the principal amount of the borrowing secured by any such Lien shall at no time exceed 80% of the purchase price of the automobiles, office equipment or other equipment acquired; and (viii) precautionary filings of financing statements under the applicable Uniform Commercial Code made by (A) a lessor with respect to personal property leased to the Company or a Subsidiary or (B) an owner of raw make or Product with respect to raw make or Product being fractionated, processed, transported or stored, as the case may be, by the Company or a Subsidiary.

          "Existing Credit Agreement": the Credit Agreement dated as of September 28, 1995, among EPCO, The Chase Manhattan Bank, as Agent, and the financial institutions parties thereto, as amended, modified or supplemented to the Closing Date.

          "Existing Letters of Credit": the letters of credit issued by the Existing Agent for the account of the Company under the Existing Credit Agreement prior to the Closing Date and listed on Schedule II.

          "Facilities": those assets comprising the liquid hydrocarbon fractionation plants and related equipment located near Mont Belvieu, Chambers County, Texas, including without limitation any and all personal property, tanks, machinery, fixtures, appliances, pipes, valves, fittings, computers and all equipment and materials relating thereto or used in connection therewith, electrical equipment, meters, gauges, monitors, and any other equipment or material of any nature whatsoever used in the fractionation operation of such plants, together with all alterations, additions, enlargements, revisions, substitutions or replacements of any kind as may be constructed or acquired in connection with such plants.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "GAAP": generally accepted accounting principles in the United States of America, consistently applied, and in force from time to time.

          "General Partner": Enterprise Products GP, LLC, a Delaware limited liability company.

          "General Partner Interest": all general partner interests in the Company.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

          "Hazardous Substance":  as defined in subsection 6.2(c)(i).

          "Indebtedness": at a particular time, any and all amounts owing or to be owing, directly or indirectly, by the Company to the Agent or any of the Banks in connection with this Agreement, the Revolving Credit Notes, the Letters of Credit or any other Loan Documents.

          "Interest Payment Date": (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December, commencing on September 30, 1998, (b) as to any one, two or three month Eurodollar Loan, the last day of the Interest Period with respect thereto and (c) as to any six month Eurodollar Loan, the date which is three months after the Borrowing Date or conversion date with respect thereto and the last day of the Interest Period with respect thereto.

          "Interest Period": (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to any Eurodollar Loans and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing as provided in subsection 2.3 or its notice of conversion as provided in subsection 4.4(a), as the case may be; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loans and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

               (ii) no Interest Period shall extend beyond the Revolving Credit Commitment Termination Date;

               (iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected Eurodollar Loan;

               (iv) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

               (v) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Investment": as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of or any partnership interest in any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Debt and accounts receivable from such other Person which are nor current assets or did not arise from sales to such other Person in the ordinary course of business, and any direct or indirect purchase or other acquisition by such Person of any assets (other than any acquisition of assets in the ordinary course of business).

          "Investment Revolving Credit Commitment": as to any Bank, its obligation to make Investment Revolving Credit Loans pursuant to subsection 2.1(a) in an aggregate principal amount not to exceed the amount set forth opposite such Bank's name in Schedule I under the caption "Investment Revolving Credit Commitment", as the same may be reduced pursuant to subsection 2.4, collectively, as to all the Banks, the "Investment Revolving Credit Commitments". The original aggregate amount of the Investment Revolving Credit Commitments is $150,000,000.

          "Investment Revolving Credit Loan" and "Investment Revolving Credit Loans": as defined in subsection 2.1(b).

          "Investment Revolving Extensions of Credit": as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Investment Revolving Credit Loans made by such Bank then outstanding and (b) such Bank's Commitment Percentage of the Aggregate L/C Outstandings then outstanding.

          "Letters of Credit": the collective reference to the Existing Letters of Credit, the Commercial Letters of Credit and the Standby Letters of Credit.

          "Lien": with respect to any assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Financing Lease or other title retention agreement relating to such asset.

          "Limited Partner": Enterprise Products Partners L.P., a Delaware limited partnership.

          "Loan Documents": this Agreement and the Revolving Credit Notes and the Letters of Credit, as any of such agreements may be amended or supplemented from time to time.

          "Management Agreement": the EPCO Agreement, dated as of July 31, 1998, between EPCO, the General Partner, the Limited Partner and the Company as amended, modified or supplemented from time to time in accordance with subsection 7.8.

          "Material Adverse Effect": any material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and its Subsidiaries taken as a whole to meet its obligations under or in respect of the Loan Documents or the Letters of Credit on a timely basis or (iii) the validity or enforceability of the Loan Documents or the Letters of Credit or the rights and remedies of the Banks hereunder or thereunder.

          "Material Environmental Amount": an amount payable by the Company and/or its Subsidiaries in excess of $15,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

          "Maximum Rate":  as defined in subsection 11.9(a).

          "MBA Participation": the interest of the Company in the loans outstanding under the Multiple Draw Term Loan Agreement, dated as of July 19, 1996, among Mont Belvieu Associates, the financial institutions and other lenders from time to time parties thereto and The Chase Manhattan Bank, as agent, as amended, supplemented or otherwise modified from time to time.

          "Multiemployer Plan": a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          "Participants":  as defined in subsection 11.4(b).

          "Partnership Agreement": the Agreement of Limited Partnership of the Company among the General Partner and the Limited Partner substantially in the form previously provided to the Banks, as amended, modified and supplemented from time to time in accordance with subsection 7.7.

          "PBGC": the Pension Benefit Guaranty Corporation or any successor established pursuant to Subtitle A of Title IV of ERISA.

          "Permitted Joint Ventures": any arrangement (including, without limitation, a partnership, limited liability company, corporation or association but excluding any such entity which had or has securities that are publicly traded) whereby the Company and/or one or more of its Subsidiaries on the one hand, and a Person or Persons other than the Company, an Affiliate of the Company or any of its Subsidiaries, on the other, directly or indirectly hold interests in an asset or group of assets (the "JV Assets") that are being operated or are proposed to be operated by one or more of such holders for the accounts of all such holders in accordance with the terms of an operating agreement, ownership agreement, corporate charter, articles of association, partnership agreement or other customary similar type arrangement among such holders; provided that (a) the operation of the JV Assets shall at all times constitute a business similar to the businesses being conducted by the Company and its Subsidiaries at the inception of the arrangement and (b) the relative ownership interests in the JV Assets bear a reasonable relationship to the relative capital contributions of the participations and their respective partnerships in the operation of the JV Assets.

          "Person": any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company, any Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Product": all oil, gas and/or other hydrocarbons and petroleum products and by-products, whether in liquid or gaseous form, now owned or hereafter acquired by the Company or any Subsidiary including, without limitation, propane, commercial butane, normal butane, isobutane and ethane.

          "Property": any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Purchasing Banks":  as defined in subsection 11.4(c).

          "Register":  as defined in subsection 11.4(d).

          "Reimbursement Obligation": an obligation of the Company to reimburse the Agent pursuant to subsection 3.4.

          "Release":  as defined in subsection 6.2(c)(i).

          "Relevant Environmental Laws": all Requirements of Law from time to time applicable to any property owned, operated or used by the Company or any of its Subsidiaries or any part thereof with respect to (a) the installation, existence or removal of asbestos; (b) the existence, discharge or removal of Hazardous Substances; (c) air emissions, water discharges, noise emissions and any other environmental, health or safety matters; and (d) effects on the environment of any of such properties or any part thereof or of any activity heretofore, now or hereafter conducted on any of such properties.

          "Required Banks": the holders of more than 50% of the Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the aggregate principal amount of all Revolving Extensions of Credit made by all of the Banks then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws, partnership agreement, limited liability company agreement or other organizational or governing documents of such Person, and any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any (domestic or foreign) federal, state, county, municipal or other government, department, commission, board, court, agency or any other instrumentality of any of them, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": with respect to the Company, the Chairman of the Board, chief executive officer, President, the chief operating officer or any Executive, Senior or other Vice President or, with respect to financial matters, the chief financial officer.

          "Revolving Credit Commitment": as to any Bank, the sum of its Investment Revolving Credit Commitment and its Working Capital Revolving Credit Commitment, collectively, as to all the Banks, the "Revolving Credit Commitments".

          "Revolving Credit Commitment Termination Date": July 31, 2000 as the same may be extended pursuant to subsection 2.4.

          "Revolving Credit Loan" and "Revolving Credit Loans": the individual or collective reference to the Investment Revolving Credit Loans and the Working Capital Revolving Credit Loans.

          "Revolving Credit Note" and "Revolving Credit Notes": as defined in subsection 2.2.

          "Revolving Extensions of Credit": as to any Bank at any time, an amount equal to the sum of (a) the Investment Revolving Extensions of Credit of such Bank and (b) the aggregate principal amount of all Working Capital Revolving Credit Loans made by such Bank then outstanding.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA but which is not a Multiemployer Plan.

          "Standby Letters of Credit": the standby letters of credit, payable in Dollars, to be issued by the Agent for the account of the Company in accordance with subsection 3.2.

          "Subordinated Units": the subordinated units of limited partner interests in the Limited Partner.

          "Subsidiary": any corporation, limited liability company or partnership of which more than 50% of the issued and outstanding securities or interests having ordinary voting power for the election of directors (or persons having similar authority) is owned or controlled, directly or indirectly, by the Company and/or one or more of its Subsidiaries.

          "Taxes":  as defined in subsection 4.12.

          "Total Indebtedness/EBITDA Ratio": shall mean, for any fiscal quarter of the Company, the ratio of Debt of the Company and its Subsidiaries as of the last day of such fiscal quarter to EBITDA for the 12-month period ended on the last day of such fiscal quarter.

          "Transactions": the collective reference to the public offering of Common Units and the issuance of the Subordinated Units by the Limited Partner, the contribution of the net proceeds of the Common Units to the Company and the use of the proceeds thereof by the Company, the various transfers of assets to the Company on or prior to the Closing Date and the financings contemplated hereby and the use of the proceeds thereof.

          "Transferee":  as defined in subsection 11.4(f).

          "Type": as to any Revolving Credit Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

          "Units": the collective reference to the Common Units and the Subordinated Units.

          "Working Capital Revolving Credit Commitment": as to any Bank, its obligation to make Working Capital Revolving Credit Loans pursuant to subsection 2.1(a) in an aggregate principal amount not to exceed the amount set forth opposite such Bank's name in Schedule I under the caption "Working Capital Revolving Credit Commitment", as the same may be reduced pursuant to subsection 2.4, collectively, as to all the Banks, the "Working Capital Revolving Credit Commitments". The original aggregate amount of the Working Capital Revolving Credit Commitments is $50,000,000.

          "Working Capital Revolving Credit Loan" and "Working Capital Revolving Credit Loans": as defined in subsection 2.1(a).

          "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

          1.2  Other Definitional Provisions.    a) Unless otherwise specified
therein, all terms defined in this Agreement shall have the defined meanings when used in the Revolving Credit Notes or any certificate or other documents made or delivered pursuant hereto.

          b) Where the character or amount of any asset or liability or item of income or expense or capital expenditures is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP applied on a basis consistent with those reflected by the Financial Statements, except where such principles are inconsistent with the requirements of this Agreement. All determinations of financial amounts on the consolidated basis of the Company and its Subsidiaries shall make due allowance for any minority stock interest in the Subsidiaries.

          c) The Agent shall make such minor technical adjustments among the Banks as may be necessary or appropriate with respect to the allocation of final loans or repayments among the Banks in order that such loans and repayments of the Revolving Credit Loans, the Letters of Credit or other Indebtedness, which shall have been divided among the Banks on the basis of their Commitment Percentages, correspond exactly to the loans or repayments of the Revolving Credit Loans, the Letters of Credit or other Indebtedness severally due from or to each Bank.

          d) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


             SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT LOANS

          2.1  Revolving Credit Commitments.    a.) Subject to the terms and
conditions hereof, each Bank severally agrees to make revolving credit loans (individually, a "Working Capital Revolving Credit Loan" and, collectively, the "Working Capital Revolving Credit Loans") to the Company from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed the Working Capital Revolving Credit Commitment of such Bank, as such amount may be reduced as provided herein. During the Commitment Period the Company may use the Working Capital Revolving Credit Commitments by borrowing, prepaying the Working Capital Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          b) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (individually, an "Investment Revolving Credit Loan" and, collectively, the "Investment Revolving Credit Loans") to the Company from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding which, when added to such Bank's Commitment Percentage of the Aggregate L/C Outstandings then outstanding, shall not exceed the Investment Revolving Credit Commitment of such Bank, as such amount may be reduced as provided herein. During the Commitment Period the Company may use the Investment Revolving Credit Commitments by borrowing, prepaying the Investment Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          c) The Revolving Credit Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Agent in accordance with subsections 2.3 and 4.4; provided that no Revolving Credit Loans shall mature after the Revolving Credit Termination Date.

          d) The Company shall repay all Revolving Credit Loans on the Revolving Credit Termination Date.

          2.2 Revolving Credit Notes. Upon request of any Bank, the Working Capital Revolving Credit Loans and/or the Investment Revolving Credit Loans made by such Bank shall be evidenced by a promissory note or notes of the Company, substantially in the form of Exhibit A (individually, a "Revolving Credit Note" and, collectively, the "Revolving Credit Notes") with appropriate insertions therein, payable to the order of such Bank. Each Bank is hereby authorized to record the date, type and amount of each Revolving Credit Loan made or converted by such Bank, the date and amount of each payment or prepayment of principal thereof, and in the case of Eurodollar Loans, the Interest Period and interest rate with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, which recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure by any such Bank to make any such recordation on its Revolving Credit Note shall not affect any of the obligations of the Company under such Revolving Credit Note or this Agreement.

          2.3 Procedure for Borrowing under Revolving Credit Commitments. The Company may borrow under either the Working Capital Revolving Credit Commitment or the Investment Revolving Credit Commitment during the Commitment Period on any Working Day if the borrowing is a Eurodollar Loan or on any Business Day if the borrowing is an Alternate Base Rate Loan; provided that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time) (a) three Working Days prior to the requested borrowing date, in the case of Eurodollar Loans and (b) one Business Day prior to the requested borrowing date, in the case of Alternate Base Rate Loans, specifying (i) the amount to be borrowed, (ii) the requested borrowing date, (iii) whether the borrowing is to be Working Capital Revolving Credit Loans or Investment Revolving Credit Loans, (iv) whether the borrowing is to be a Eurodollar Loan, an Alternate Base Rate Loan or a combination thereof and (v) if the loan is to be entirely or partly a Eurodollar Loan, the length of the Interest Period for such Eurodollar Loan. Upon receipt of such notice, the Agent shall notify each Bank thereof promptly, but in any case by 5:00 p.m. of the same day such notice is received. Each borrowing pursuant to either the Working Capital Revolving Credit Commitments or the Investment Revolving Credit Commitments shall be in an aggregate principal amount of (a) $1,000,000 or a whole multiple of $500,000 in excess thereof in the case of Eurodollar Loans and
(b) in the case of Alternate Base Rate Loans, the lesser of (i) $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) the sum of the then Available Working Capital Revolving Credit Commitments, in the case of borrowings of Working Capital Revolving Credit Loans, or the then Available Investment Revolving Credit Commitments, in the case of borrowings of Investment Revolving Credit Loans. Not later than 12:00 noon, New

York City time, on the date specified in such notice, each Bank shall make available to the Agent at its office specified in subsection 11.1, in immediately available funds, the amount then to be loaned by it. Proceeds of Revolving Credit Loans received by the Agent shall be made available to the Company at the office of the Agent specified in subsection 11.1 by crediting the Company's account on the books of such office with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

          2.4 Termination, Reduction or Extension of Revolving Credit Commitments. (a) The Company shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Revolving Credit Commitments or, from time to time, reduce the amount of the Revolving Credit Commitments. Any such reduction shall be ratable among the Working Capital Revolving Credit Commitments and the Investment Revolving Credit Commitments and no such reduction shall be permitted to an amount which is less than the aggregate principal amount of the Working Capital Revolving Credit Loans, in the case of a reduction of the Working Capital Revolving Credit Commitments, or the Investment Revolving Credit Loans, in the case of a reduction of the Investment Revolving Credit Commitments, then outstanding after giving effect to any contemporaneous prepayment thereof. Upon receipt of such notice the Agent shall promptly notify each Bank thereof. Any termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, together with accrued interest thereon to the date of such prepayment. Any reduction of the Working Capital Revolving Credit Commitments or the Investment Revolving Credit Commitments (other than as a result of any mandatory prepayment) shall be in the amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and shall reduce permanently the amount of the Working Capital Revolving Credit Commitments or the Investment Revolving Credit Commitments, as the case may be, then in effect. The Revolving Credit Commitments once terminated or reduced may not be reinstated.

          (b) The Company may on any day which is at least 60 and not more than 90 days prior to the Revolving Credit Commitment Termination Date in effect at such time request by notice to the Agent and the Banks that the Revolving Credit Commitment Termination Date be extended for an additional 364 day period beginning on the Revolving Credit Commitment Termination Date then in effect.
No more than 30 days after receipt of any such extension request, each Bank shall notify the Agent of its decision with respect thereto (as to which decision the Agent shall promptly notify the Company). The Revolving Credit Commitment Termination Date shall be so extended provided that (i) no Default or Event of Default shall have occurred and is continuing at such time and (ii) the Company shall have received the prior written consent of all the Banks for such extension.

                         SECTION 3.   LETTERS OF CREDIT

          3.1  Letter of Credit Commitments.    a) Subject to the terms and
conditions hereof, the Agent, on behalf of the Banks, and in reliance on the agreement of the Banks set forth in subsection 3.3, agrees to (i) issue Commercial Letters of Credit and Standby Letters of Credit for the account of the Company on any Business Day from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date (as the same may have been extended at the time of issuance) and (ii) continue the Existing Letters of Credit; provided that the Agent shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the Available Investment Revolving Credit Commitments would be less than zero or
(ii) the Aggregate L/C Outstandings shall exceed $30,000,000.

          b) The Existing Letters of Credit shall automatically be deemed to have been issued under this Agreement as of the Closing Date.

          3.2  Issuance and Continuation of Letters of Credit.    a) The Company
may request the Agent to issue a Commercial Letter of Credit or a Standby Letter of Credit for its account by delivering to the Agent at least four Business Days prior to the proposed date of issuance at its address specified in subsection 11.1, an Application setting forth in such Application (i) the proposed issuance date of such Letter of Credit, (ii) the face amount of such Letter of Credit and (iii) such other information as may be requested in such Application. The Company shall also provide such other certificates, documents and other papers and information as the Agent may reasonably request. Upon receipt of such Application, the Agent will notify each other Bank thereof and shall, subject to the terms and conditions hereof, promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company.

          b) Each Commercial Letter of Credit and Standby Letter of Credit issued hereunder shall, among other things, (i) be denominated in Dollars, (ii) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the certificate described therein, (iii) have an expiry date occurring not later than the Revolving Credit Commitment Termination Date, (iv) not provide for its automatic extension beyond such expiry date, (v) be in form and substance satisfactory to the Agent and (vi) be issued to a beneficiary reasonably satisfactory to the Agent.

          3.3 Participating Interests. Effective in the case of (a) each Existing Letter of Credit as of the Closing Date and (b) each other Letter of Credit as of the date of the opening thereof, each Bank severally agrees that it shall be (or shall continue to be) unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under such Letter of Credit to the extent that such amount is not reimbursed by the Company pursuant to subsection 3.4. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in such Company's Reimbursement Obligation under subsection 3.4 in an amount equal to such payment. Each Bank shall share on a pro rata basis (calculated by reference to its participating interest from time to time in such Reimbursement Obligations) in any interest which accrues pursuant to subsection 3.4. All amounts recovered by the Agent or any Bank hereunder or under the other Loan Documents and which are applied to the Reimbursement Obligations under subsection 3.4 shall be distributed to the Banks in an amount equal to their respective pro rata shares thereof (calculated as provided in the preceding sentence).

          3.4 Reimbursement Obligation of the Company. In order to induce the Agent to issue (or continue, as the case may be) the Letters of Credit and the Banks to participate therein, the Company hereby agrees to reimburse the Agent
(a) unless such Reimbursement Obligation has been accelerated pursuant to
Section 8, on each date on which the Agent notifies the Company of the date and amount of a draft presented under any Letter of Credit issued for its respective account and paid by the Agent, for (i) the amount of such draft paid by the Agent on behalf of the Banks under such Letter of Credit and (ii) the amount of any taxes, fees, charges or other costs or expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit and (b) upon the acceleration of such Reimbursement Obligation in accordance with subsection 8.2, for an amount equal to the then maximum liability (whether direct or contingent) of the Agent and the Banks under such Letter of Credit. Each such payment shall be made to the Agent at the office of the Agent specified in subsection 11.1, in lawful money of the United States of America and in immediately available funds. Interest on any and all amounts remaining unpaid by the Company under this subsection 3.4 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full shall be payable on demand of the Agent at the fluctuating rate per annum equal to 2% above the Alternate Base Rate.

          3.5 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Agent shall promptly notify the Company of the date and the amount of the draft presented for payment. If the Company fails to reimburse the Agent as provided in subsection

3.4 by the close of business on the date each such draft is paid by the Agent, the Agent shall promptly notify each Bank thereof and of the date, the amount of the draft paid and such Bank's ratable share thereof. No later than the close of business on the date such notice is given, each Bank shall make available to the Agent, at its office specified in subsection 11.1, in immediately available funds, such Bank's ratable share of such draft. The responsibility of the Agent to the Company and the Banks shall be only to determine that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment shall be in conformity with such Letter of Credit. If any Bank's ratable share of a draft presented for payment under any Letter of Credit is made available to the Agent on a date after the date such draft is paid by the Agent, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Agent, times (ii) the amount of such Bank's Commitment Percentage of such draft, times (iii) a fraction the numerator of which is the number of days that elapse from and including the date such draft is paid by the Agent to the date on which such Bank's Commitment Percentage of such draft shall have become immediately available to the Agent and the denominator of which is
360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 3.6 shall be conclusive, absent manifest error. If such Bank's Commitment Percentage is not in fact made available to the Agent by such Bank within three Business Days of the date such draft is paid by the Agent, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Company.

          3.6 Increased Costs. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall either (i) impose, modify, assess or deem applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Agent or (ii) impose on the Agent or any Bank any other condition regarding any Letter of Credit, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to the Agent or any Bank of issuing or maintaining such Letter of Credit, or its participation therein, as the case may be (which increase in cost shall be the result of the Agent or any Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent or such Bank, the Company shall promptly pay to the Agent or such Bank from time to time as specified by the Agent or such Bank additional amounts which shall be sufficient to compensate the Agent or such Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in subsection 3.4. A certificate as to the fact and amount of such increased cost incurred by the Agent or such Bank as a result of any event showing in reasonable detail the basis for the calculation thereof submitted by the Agent or any Bank to the Company, shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

          3.7  Nature of Obligations; Indemnities.    a) The obligations of the
Company hereunder shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Company may have or had against the Agent, any Bank or any beneficiary of a Letter of Credit, provided, however, that this provision shall be deemed a waiver by the Company of the assertion of a compulsory counterclaim only to the extent permitted by applicable law. The Company assumes all risks of the acts or omissions of the users of the Letters of Credit. Neither the Agent nor any Bank nor any of their respective correspondents shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document specified in any of the applications for any of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any of the Letters of Credit or any of the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of any draft to bear any reference or adequate reference to any of the Letters of Credit, or failure of anyone to note the amount of any draft on the reverse of any of the Letters of Credit or to surrender or to take up any of the Letters of Credit or to send forward any such document apart from drafts as required by the terms of any of the Letters of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed, may be waived by the Agent; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for any error, neglect, default, suspension or insolvency of any correspondents of the Agent; (v) for errors in translation or for errors in interpretation of technical terms; (vii) for any loss or delay, in the transmission or otherwise, of any such document or draft or of proceeds thereof; (viii) for any misapplication by any beneficiary of any Letter of Credit of the proceeds of a drawing of such Letter of Credit; or (ix) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except only that the Company shall have a claim against the Agent, and the Agent shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by the Agent's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. None of the above shall affect, impair or prevent the vesting of any of the rights or powers of the Agent or any Bank. The Agent shall have the right to transmit the terms of the Letter of Credit involved without translating them.

          b) In furtherance and extension and not in limitation of the specific provisions hereinabove in this Section 3 set forth, (i) any action taken or omitted by the Agent or by any of its correspondents under or in connection with any of the Letters of Credit, if taken or omitted in good faith, shall be binding upon the Company and shall not put the Agent or its correspondents under any resulting liability to the Company and (ii) the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that if the Agent shall receive written notification from both the beneficiary of a Letter of Credit and the Company that sufficiently identifies (in the opinion of the Agent) documents to be presented to the Agent which are not to be honored, the Agent agrees that it will not honor such documents.

          c) The Company hereby agrees at all times to protect, indemnify and save harmless each of the Agent, the Banks or their respective correspondents from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which they or any of them may, at any time, sustain or incur by reason of or in consequence of or arising out of the issuance of any of the Letters of Credit, except for losses and expenses which the Company proves were caused by the willful misconduct or gross negligence of an indemnified party; it being the intention of the parties that this agreement shall be construed and applied to protect and indemnify each of the Agent, the Banks and their respective correspondents against any and all risks involved in the issuance of all of the Letters of Credit or participations therein, all of which risks, whether or not foreseeable, being hereby assumed by the Company, including, without limitation, any and all risks of all acts by any Governmental Authority, domestic or foreign. The Agent and the Banks shall not, in any way, be liable for any failure by the Agent or anyone else to pay a draft drawn under any of the Letters of Credit as a result of any acts, whether rightful or wrongful, of any Governmental Authority, or any other cause not readily within their control or the control of their respective correspondents, agents, or subagents. Without limiting the generality of the foregoing, the Company shall reimburse the Agent and the Banks and their respective correspondents and shall pay and indemnify the Agent, any Banks or its correspondents against payment of, out-of-pocket costs and expenses, withholding taxes, liabilities and damages (including, without limitation, reasonable counsel fees) incurred or sustained by any of them in connection with any of the Letters of Credit or by reason of any such failure to pay. Also, without limiting the generality of the foregoing, the Company shall be responsible for, and shall reimburse the Agent and the Banks forthwith upon its receipt of any demand therefor, any and all commissions, fees and other charges paid or payable by the Agent or any Bank to any foreign bank which shall be an advising bank or a beneficiary of a Letter of Credit which shall, in reliance thereon, have issued its own letter of credit in respect of obligations of the Company.

          3.8 Purpose of the Letters of Credit. The Commercial Letters of Credit and the Standby Letters of Credit shall be used for (i) the purpose of purchasing imported Product and (ii) general business purposes in the ordinary course of business or for such other purposes as may be approved by the Agent.

          3.9 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.


                 SECTION 4.   GENERAL PROVISIONS APPLICABLE TO
                                   FINANCING FACILITIES

          4.1  Optional Prepayments.    a) The Company may on the last day of
the relevant Interest Period if the Revolving Credit Loans to be prepaid are in whole or in part Eurodollar Loans, or at any time and from time to time if the Revolving Credit Loans to be prepaid are Alternate Base Rate Loans, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon at least (i) three Working Days' irrevocable notice, in the case of Eurodollar Loans, and (ii) one Business Day's irrevocable notice, in the case of Alternate Base Rate Loans, in each case to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Working Capital Revolving Credit Loans or Investment Revolving Credit Loans and whether of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each. Upon receipt of such notice the Agent shall promptly notify each Bank thereof. If such notice is given, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

          b) Each optional partial prepayment of the Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

          4.2 Commitment Fees. The Company agrees to pay to the Agent, for the account of each Bank, commitment fees with respect to the Revolving Credit Commitment of such Bank for the period from and including the Closing Date to and including the Revolving Credit Termination Date, calculated at the following rates per annum on the average daily Available Revolving Credit Commitment of such Bank for each day during the period for which the commitment fee with respect to the Revolving Credit Commitments is being paid:

               (i) if the Applicable Margin Certificate required pursuant to subsection 6.1(c) for any fiscal quarter of the Company ending after September 30, 1998 shows that the Total Indebtedness/EBITDA Ratio on the last day of such fiscal quarter was less than or equal to 1.5 to 1, then the commitment fee for the Revolving Credit Commitment, during the period beginning on (and including) the date on which such Applicable Margin Certificate was delivered by the Company to the Banks and ending on (and excluding) the date on which the next Applicable Margin Certificate is delivered by the Company to the Banks pursuant to subsection 6.1(c), shall be .25%; and

               (ii) if the Applicable Margin Certificate required pursuant to subsection 6.1(c) for any fiscal quarter of the Company ending after September 30, 1998 shows that the Total Indebtedness/EBITDA Ratio on the last day of such fiscal quarter was greater than 1.5 to 1 and less than or equal to 2.5 to 1, then the commitment fee for the Revolving Credit Commitment, during the period beginning on (and including) the date on which such Applicable Margin Certificate was delivered by the Company to the Banks and ending on (and excluding) the date on which the next Applicable Margin Certificate is delivered by the Company to the Banks pursuant to subsection 6.1(c), shall be .30%;

               (iii) if the Applicable Margin Certificate required pursuant to subsection 6.1(c) for any fiscal quarter of the Company ending after September 30, 1998 shows that the Total Indebtedness/EBITDA Ratio on the last day of such fiscal quarter was greater than 2.5 to 1, then the commitment fee for the Revolving Credit Commitment, during the period beginning on (and including) the date on which such Applicable Margin Certificate was delivered by the Company to the Banks and ending on (and excluding) the date on which the next Applicable Margin Certificate is delivered by the Company to the Banks pursuant to subsection 6.1(c), shall be .375%;

     provided if the Company shall fail to deliver the Applicable Margin Certificate by the end of the fiscal quarter in which it is required, the commitment fee for the Revolving Credit Commitment for the next fiscal quarter shall be as provided in clause (iii) above; provided, further, that the commitment fee for the Revolving Credit Commitment for the period from the Closing Date until (and excluding) the date on which the Company delivers to the Banks the Applicable Margin Certificate for the fiscal quarter of the Company ended March 31, 1999 shall be .30%.

The commitment fees with respect to the Revolving Credit Commitments shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 1998, and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

          4.3  Letter of Credit Commissions.    a) The Company agrees to pay to
the Agent for the account of the Banks a Letter of Credit commission for the period from and including the date of issuance to and including the Revolving Credit Commitment Termination Date, at the rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the average daily face amount of each Letter of Credit payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Commitment Termination Date.

          b) The Agent as issuer of each such Letter of Credit shall receive a commission of 1/8 of 1% of the average daily face amount of each such Letter of Credit for the period from and including the date of issuance to and including the Revolving Credit Commitment Termination Date, payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Commitment Termination Date.

          4.4  Conversion Options; Minimum Amount of Revolving Credit Loans.
a) The Company may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Agent at least five Working Days' prior irrevocable notice of such election. Upon receipt of such notice, the Agent shall promptly notify each Bank thereof. Promptly following the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its portion of such Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Revolving Credit Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing, (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (iii) any such conversion may only be made if, after giving effect thereto, subsection 4.5 shall not have been contravened.

          b) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company thereof with the notice provisions contained in subsection 4.4(a); provided that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto. The Agent shall notify the Banks promptly that such automatic conversion contemplated by this subsection 4.4(b) will occur.

          4.5 Minimum Amounts of Eurodollar Tranches. All borrowings, conversions, payments, prepayments and selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising any Eurodollar Tranche shall not be less than $1,000,000 and
(b) there shall be no more than 15 Eurodollar Tranches of Revolving Credit Loans at any one time outstanding.

          4.6  Interest Rate, Payment Dates and Lending Offices.    a) The
Revolving Credit Loans comprising each Eurodollar Tranche shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

          b) Alternate Base Rate Loans shall bear interest for the period from and including the date thereof until maturity on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          c) If all or a portion of the principal amount of any of the Revolving Credit Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) each Eurodollar Loan shall be converted to an Alternate Base Rate Loan at the end of the last Interest Period with respect thereto. Any such overdue principal amount shall bear interest at a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to subsection 4.6 (a) or (b) from the date of such non-payment until paid in full (as well after as before judgment).

          d)  Interest shall be payable in arrears on each Interest Payment
Date.

          e) Eurodollar Loans shall be made and maintained by each Bank at its Eurodollar Lending Office, and Alternate Base Rate Loans shall be made and maintained by each Bank at its Domestic Lending Office.

          4.7  Computation of Interest and Fees.    a) Interest in respect of
Alternate Base Rate Loans, commitment fees and interest on overdue interest, commitment fees and other amounts payable hereunder shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. Interest in respect of Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Credit Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced, or such change in the Eurocurrency Reserve Requirements shall become effective, as the case may be. The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

          b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 4.6(a).

          4.8  Inability to Determine Interest Rate.  In the event that:

          i) the Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period; or

          ii) the Agent shall have received notice prior to the first day of such Interest Period from Banks constituting the Required Banks that the interest rate determined pursuant to subsection 4.6(a) for such Interest Period does not accurately reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining its affected Revolving Credit Loan during such Interest Period, with respect to (a) proposed Revolving Credit Loans that the Company has requested be made as Eurodollar Loans, (b) Eurodollar Loans that will result from the requested conversion of Alternate Base Rate Loans into Eurodollar Loans or (c) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give telex or telephonic notice of such determination to the Company and the Banks at least one day prior to, as the case may be, the requested Borrowing Date for such Eurodollar Loans, the conversion date of such Domestic Dollar Loans or the last day of such Interest Period. If such notice is given (x) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (y) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made, nor shall the Company have the right to convert Alternate Base Rate Loans to Eurodollar Loans.

          4.9  Pro Rata Treatment and Payments.    a) Each borrowing by the
Company from the Banks, each payment by the Company on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Banks hereunder shall be made pro rata according to the respective Commitment Percentages of the Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on the Working Capital Revolving Credit Loans or the Investment Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Working Capital Revolving Credit Loans or the Investment Revolving Credit Loans, as the case may be, held by each Bank. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks, at the Agent's office set forth in subsection 11.1, in lawful money of the United States of America and in immediately available funds. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

          b) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its Commitment Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period, times (ii) the amount of such Bank's Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 4.9(b) shall be conclusive, absent manifest error. If such Bank's Commitment Percentage is not in fact made available to the Agent by such Bank within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Company.

          4.10 Illegality. Notwithstanding any other provisions herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans or convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Bank's Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective next succeeding Interest Payment Date(s) for such Revolving Credit Loans or within such earlier period as required by law. If any such prepayment or conversion of a Eurodollar Loan occurs on a day which is not the last day of the current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 4.13.

          4.11  Requirements of Law.    a) If the adoption of or any change in
any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) does or shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Revolving Credit Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Bank);

          (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against (A) assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder or (B) Letters of Credit issued by the Agent or participated in by the Banks;

          (iii) does or shall impose on such Bank any other condition; and the result of any of the foregoing is to increase the cost to (A) any Bank, by any amount which such Bank deems to be material, of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect to its Eurodollar Loans, or (B) the Agent or any Bank of issuing or maintaining Letters of Credit (or its participation therein, as the case may be), or to reduce any amount receivable in connection therewith, then, in any such case, upon demand by the Agent or such Bank (with a copy to the Agent), the Company shall promptly pay to the Agent or such Bank, as the case may be, any additional amounts necessary to compensate the Agent or such Bank for such additional cost or reduced amount receivable, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in subsection 4.6(c) (in the case of increased costs in respect of Eurodollar Loans) or subsection 3.5 (in the case of increased costs in respect of Letters of Credit). If the Agent or a Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Agent or such Bank, through the Agent, to the Company shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and payment of the outstanding Revolving Extensions of Credit.

          Each Bank will promptly notify the Company and the Agent of any event described in this subsection 4.11 of which it has knowledge and will designate a different Eurodollar Lending Office if such designation will avoid the need for, or reduce the amount of, compensation as described in this subsection 4.11 and will not be otherwise disadvantageous to such Bank.

          If any Bank demands compensation from the Company pursuant to this subsection 4.11 the Company may, upon at least three Business Days' prior notice to such Bank through the Agent, prepay in full the then outstanding Eurodollar Loans of such Bank, as the case may be, together with accrued interest thereon to the date of prepayment and, concurrently therewith, borrow from such Bank Alternate Base Rate Loans, in principal amounts equal to the aggregate principal amounts of such Loans being prepaid and with the same maturities, and such Bank shall make such Alternate Base Rate Loans. If any prepayment or conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 4.13.

          b) In the event that any Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank's or corporation's capital as a consequence of such Bank's obligations hereunder to a level below that which such Bank or corporation could have achieved but for such Requirement of Law, change or compliance (taking into consideration such Bank's or corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen days after submission by such Bank or corporation to the Company (with a copy to the Agent) of a written request therefor, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or corporation for such reduction. The agreements in this subsection 4.11(b) shall survive the termination of this Agreement and the payment of the Revolving Extensions of Credit and all other amounts payable hereunder.

          4.12  Taxes.    a) All payments made by the Company under this
Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding, in the case of the Agent and each Bank, net income and franchise taxes (or taxes imposed in lieu of net income or franchise taxes) imposed on (or measured by) the income or profits of the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein or by any jurisdiction in which such Bank's Domestic Lending Office or Eurodollar Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein or by any other jurisdiction (or political subdivision or taxing authority thereof or therein) as a result of a connection between such Bank and such jurisdiction (or political subdivision or taxing authority thereof or therein) other than a connection resulting solely from entering into this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Bank a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this subsection 4.12 shall survive the termination of this Agreement and the payment of the Revolving Extensions of Credit and all other amounts payable hereunder.

          b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Company and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

          4.13 Indemnity. The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loans of such Bank, (b) default by the Company in making a borrowing or conversion after the Company has given a notice of borrowing in accordance with subsection 2.3 or a notice of conversion pursuant to subsection 4.4(a), or (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 4.1(a) or (d) a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank or the Agent to the Company shall be conclusive in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Revolving Extensions of Credit and all other amounts payable hereunder.

                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Agent and the Banks to enter into this Agreement and to make their respective Revolving Credit Loans and to issue and participate in Letters of Credit, the Company represents and warrants to the Agent and the Banks that:

          5.1  Financial Condition.   a) The unaudited pro forma consolidated
balance sheet of the Company as at March 31, 1998, (the "Pro Forma Balance Sheet"), copies of which have heretofore been delivered to each Bank, have been prepared after giving effect (as if such events had occurred on such date) to the Transactions, the Revolving Credit Loans to be made on the Closing Date and the use of proceeds thereof and the payment of fees and expenses in connection therewith. The Pro Forma Balance Sheet has been prepared based on the best information available to the Company as of the date of delivery thereof and presents fairly on a pro forma basis the financial position of the Company and its Subsidiaries, as at March 31, 1998, as if the transactions specified in the preceding sentence had actually occurred at such date.

          b) The unaudited consolidated financial statements of EPCO for the fiscal quarter ended March 31, 1998, copies of which have heretofore been delivered to each Bank, have been prepared in accordance with GAAP and present fairly the financial condition, results of operation and changes in financial position of EPCO and its Subsidiaries, as at the date or dates and for the period or periods stated.

          5.2 No Change. Since March 31, 1998, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

          5.3 Existence; Compliance with Law. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the partnership power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and which it proposes to be engaged after the Closing Date, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the lack of such qualification could not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

          5.4 Power; Authorization; Enforceable Obligations. The Company has the partnership power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Company. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

          5.6 No Default Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          5.7 Investments and Guaranties. At the date of this Agreement, neither the Company nor any Subsidiary has any Investments or has outstanding any Guarantee Obligations, except as permitted by this Agreement, reflected in the Financial Statements or disclosed to the Banks in Schedule 5.7.

          5.8 Liabilities; Litigation. Except as otherwise expressly permitted under this Agreement, (i) neither the Company nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, other than liabilities incurred in the normal course of business, and (ii) there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary which involves the reasonable possibility of any material judgment or liability greater than $10,000,000 and not fully covered (after satisfaction of any deductible) by insurance or which could reasonably be expected to have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint, or hazard exists by contract, Requirement of Law or otherwise relative to the business or Properties of the Company or any Subsidiary.

          5.9 Taxes; Governmental Charges. The Company and its Subsidiaries have filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon any of them or upon any of their respective Properties or income which are due and payable, including interest and penalties (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company); and no tax liens have been filed and, to the best knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

          5.10 Titles, etc. Except as set forth on Schedule 5.10, the Company and its Subsidiaries have good title to their respective material (individually or in the aggregate) Properties, free and clear of all Liens except (i) Liens referred to in the financial statements described in subsection 5.1, (ii) Excepted Liens, and (iii) Liens otherwise permitted or contemplated by this Agreement.

          5.11 Intellectual Property. The Company and each of its Subsidiaries owns or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business, or operations of the Company and its Subsidiaries (the "Intellectual Property").
No claim has been asserted and is pending by any Person with the respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property and the Company does [Bnot know of any valid basis for any such claim. The use of such Intellectual Property by the Company and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole.

          5.12 Casualties; Taking of Properties. Neither the business nor the Properties of the Company or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

          5.13 Use of Proceeds; Margin Stock; No Financing of Corporate Takeovers. The proceeds of the Working Capital Revolving Credit Loans will be used by the Company for working capital purposes in the ordinary course of business of the Company and for general partnership purposes, including to pay, in whole or in part, distributions on the limited partner interests of the Limited Partner in the Company (to enable the Limited Partner to make cash distributions with respect to the Units and the general partner interest of the Limited Partner) and the General Partner Interest, excluding, however, for the purposes of making Investments. The proceeds of the Investment Revolving Credit Loans will be used by the Company to make Investments permitted pursuant to subsection 7.6 and other working capital and general partnership purposes. No part of the proceeds of the Revolving Credit Loans hereunder will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by the Agent, the Company will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No proceeds of any loan or extension of credit made pursuant to this Agreement will be used to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, including particularly but without limitation Sections 13(d) and 14(d) thereof. Neither the Company nor any Subsidiary nor any Person acting on behalf of the Company or any Subsidiary has taken or will take any action which might cause any of the Loan Documents to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System as the same may hereinafter be in effect.


          5.14  Compliance with Law.  Each of the Company and its Subsidiaries:

          (i) is not in violation of any Requirement of Law, which violation (in the event such violation were asserted by any Person through appropriate action) involves the reasonable possibility of having a Material Adverse Effect; and

          (ii) presently possesses all licenses, permits, franchises and other governmental authorizations necessary to the ownership of any of its Property, the operation of the Facilities and the conduct of its business, the failure to obtain which (in the event such failure were asserted by any Person through appropriate action) involves the reasonable possibility of having a Material Adverse Effect.

          5.15 ERISA. The Company, its Subsidiaries and any Commonly Controlled Entity are in compliance in all material respects with the applicable provisions of ERISA with respect to each Plan which they maintain and have fulfilled their obligations under the minimum funding standards of ERISA with respect to each Single Employer Plan. No "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred with respect to any such Plan which could subject the Company, its Subsidiaries or any Commonly Controlled Entity to any excise tax. No "reportable event," as such term is defined in Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provision for 30-day notice to the PBGC under such regulations), has occurred with respect to any Plan. No Plan has been, or is likely to be, terminated in a manner which would result in the imposition of a Lien on the Property of the Company, any Subsidiary or any Commonly Controlled Entity pursuant to Section 4068 of ERISA. The present value of all benefits vested under each Single Employer Plan maintained by the Company, its Subsidiaries or any Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Company nor any of its Subsidiaries nor any Commonly Controlled Entity is making or accruing (or has any obligation to make or accrue) an obligation to make any contribution to a Multiemployer Plan, nor has any such contribution been made within five years prior to the date hereof. Neither the Company nor any of its Subsidiaries nor any Commonly Controlled Entity provide for post-retirement benefits under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA).

          5.16 Investment Company Act; Other Regulations. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

          5.17 Accuracy and Completeness of Information. All written information (including, without limitation, the final form of the Form S-1 of the Limited Partner as filed with the Securities and Exchange Commission on July 21, 1998, a copy of which has previously been furnished to the Banks (the "S-1")), reports and other papers and data (other than projections) with respect to the Company or the Transactions furnished to the Agent or the Banks by the Company were, at the time the same were so furnished, complete and correct in all material respects, or have been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give the Agent or the Banks a true and accurate knowledge of the subject matter in all material respects. All written projections with respect to the Company so furnished by the Company were prepared or presented in good faith by the Company. No fact is known to the Company which materially and adversely affects or in the future may (so far as the Company can reasonably foresee) materially and adversely affect the Transactions or the business, assets or liabilities, financial or other condition, results of operations or business prospects of the Company which has not been set forth in the financial statements referred to in subsection 5.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Agent and Banks prior to the Closing Date. No document furnished or statement made in writing to the Agent or the Banks by the Company in connection with the Transactions or the negotiation, preparation or execution of this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Agent or the Banks on or prior to the Closing Date.

          5.18 Public Utility Holding Company Act. The Company is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          5.19 Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries except those shown in Schedule 5.19, which Schedule is complete and accurate.

          5.20 Location of Business and Offices. The Company's and each Subsidiary's principal place of business and chief executive offices are located at 2727 North Loop West, Houston, Texas 77008.

          5.21 Neither the Company Nor Subsidiary is a Utility. Except as set forth on Schedule 5.21, neither the Company nor any Subsidiary is a Person engaged in the State of Texas in the (i) generation, transmission or distribution and sale of electric power; (ii) provision of telephone or telegraph service to others; (iii) production, transmission, or distribution and sale of steam or water; (iv) operation of a railroad; or (v) provision of sewer service to others.

          5.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Company or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others or with which the computer systems of the Company or any of its Subsidiaries interface), and the testing of all such systems and other equipment as so reprogrammed, will be completed by March 31, 1999. The costs to the Company and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.


                       SECTION 6.   AFFIRMATIVE COVENANTS

     The Company hereby agrees that, so long as any Commitment remains in effect, any Revolving Credit Loan or Reimbursement Obligation remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

     6.1 Financial Statements and Reports of the Company. Promptly furnish to the Agent and the Banks from time to time upon request such information regarding the business and affairs and financial condition of the Company and its Subsidiaries as the Agent may reasonably request, and furnish to each Bank:

          a) Annual Reports. Promptly after becoming available and in any event within 90 days after the close of each fiscal year of the Company (i) the audited consolidated and unaudited consolidating balance sheets of the Company and its consolidated Subsidiaries and, subject to any consents required by its constituent documents (which the Company shall use reasonable efforts to obtain), each Permitted Joint Venture (except for any Permitted Joint Venture in which the Company or any of its Subsidiaries is not the general partner, in which case such financial statements shall be delivered when received) as at the end of such year and (ii) the audited consolidated (and, as to statements of income, unaudited consolidating) statements of income, equity and cash flow of the Company and its consolidated Subsidiaries and, subject to any consents required by its constituent documents (which the Company shall use reasonable efforts to obtain), each Permitted Joint Venture (except for any Permitted Joint Venture in which the Company or any of its Subsidiaries is not the general partner, in which case such financial statements shall be delivered when received) for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or such other independent public accountants acceptable to the Banks (in the case of the Financial Statements of the Company), which report shall be to the effect that such statements have been prepared in accordance with GAAP; and

          b) Quarterly Reports. Promptly after their becoming available and in any event within 45 days after the close of each fiscal quarter of the Company, (i) the unaudited consolidated and unaudited consolidating balance sheets of the Company and its consolidated Subsidiaries and, subject to any consents required by its constituent documents (which the Company shall use reasonable efforts to obtain), each Permitted

     Joint Venture (except for any Permitted Joint Venture in which the Company or any of its Subsidiaries is not the general partner, in which case such financial statements shall be delivered when received) as at the end of such quarter and (ii) the unaudited consolidated (and, as to statements of income, unaudited consolidating) statements of income, equity and cash flow of the Company and, subject to any consents required by its constituent documents (which the Company shall use reasonable efforts to obtain), each Permitted Joint Venture (except for any Permitted Joint Venture in which the Company or any of its Subsidiaries is not the general partner, in which case such financial statements shall be delivered when received) for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by the principal financial officer of the Company to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustment and accompanied by a written discussion of the financial performance and operating results, including the major assets, of the Company and, subject to any consents required by its constituent documents (which the Company shall use reasonable efforts to obtain), each Permitted Joint Venture (except for any Permitted Joint Venture in which the Company or any of its Subsidiaries is not the general partner, in which case such financial statements shall be delivered when received) for such quarter; and

          c) Applicable Margin Certificates. Within 45 days after the end of each fiscal quarter of the Company, a certificate of the principal financial officer of the Company showing in detail the computations necessary to calculate the Applicable Margin (an "Applicable Margin Certificate"); and

          d) Other Information. From time to time, such other information or documents (financial or otherwise) as any Bank may reasonably request.

          6.2 Annual Certificates of Compliance. Concurrently with the furnishing of the annual financial statements pursuant to subsection 6.1(a), furnish or cause to be furnished to the Banks certificates of compliance, as follows:

          a) a certificate from the independent public accountants stating that their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof; and

          b) a certificate signed by the principal financial officer of the Company (i) stating that a review of the activities of the Company and its Subsidiaries has been made under his supervision with a view to determining whether the Company and its Subsidiaries have fulfilled all of their respective obligations under each of the Loan Documents; (ii) stating that the Company and its Subsidiaries have fulfilled their respective obligations under such instruments and that all representations made herein continue to be true and correct (or specifying the nature of any change), or if the Company or any Subsidiary shall be in Default, specifying any Default and the nature and status thereof; (iii) to the extent requested from time to time by the Agent, specifically affirming compliance of the Company and its Subsidiaries with any of their respective representations or obligations under such instruments; and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance; and

          c) within 60 days after the end of each calendar year, a certificate of a Responsible Officer, or of the officer of the Company primarily responsible for monitoring compliance by the Company and its Subsidiaries with Relevant Environmental Laws, stating that (during such calendar year):

               i) No notice, notification, demand, request for information, citation, summons or order has been issued for any violation of Relevant Environmental Laws which could reasonably involve the possibility of a Material Adverse Effect and, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of such officer, after due inquiry, threatened by any Governmental Authority or private litigant with respect to any generation, treatment, storage, accumulation, recycling, transportation, disposal, release or discharge, all as defined in 42 USC (S) 9601(22) ("Release"), of any hazardous substance, as defined in 42 USC (S) 9601(14), and including petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated biphenyls, paint containing lead, urea formaldehyde foam insulation, and discharge of sewage or effluent, whether or not regulated under Federal, state or local environmental statutes, ordinances, rules, regulations or others ("Hazardous Substance") generated by the operations or business, or located at any property, of the Company and its Subsidiaries which complaint, penalty, investigation, review or threat could involve the possibility of a Material Adverse Effect; and

               ii) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company or any Subsidiary other than reports of Releases not involving the possibility of a Material Adverse Effect and no property now or previously owned or leased by the Company or any Subsidiary is listed or, to the best knowledge of such officer, after due inquiry, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or any similar state list of sites requiring investigation or clean-up.

          6.3  Quarterly Certificates of Compliance; Projections.   a)  Within
45 days after the end of each calendar quarter of each calendar year, furnish or cause to be furnished to the Banks a principal financial officer's certificate in the same form as the certificate required by subsection 6.2(b), including all the matters referred to in clauses (i) through (iv), inclusive, thereof.

          b) Not later than 30 days prior to the end of each fiscal year, a copy of the projections of the operating budget and cash flow for the next succeeding fiscal year, such projections to be accompanied by a certificate of the chief financial officer of the Company to the effect that such projections have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect.

          6.4 Notice of Certain Events. Promptly notify the Banks of the occurrence of any of the following events upon a Responsible Officer obtaining knowledge thereof:

          a)  any event which constitutes a Default or Event of Default; or

          b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          c) any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          d) any other event or condition having or which could reasonably be expected to have a Material Adverse Effect; or

          e) the institution of or the withdrawal or partial withdrawal by the Company or any Subsidiary from any Multiemployer Plan (as well as any other information regarding ERISA required by subsection 6.5 hereof); or

          f)  any casualties to the extent required by subsection 6.8(e); or

          g) (i) of any Environmental Complaint received by the Company or any Subsidiary, and (ii)of any notice from any Person of (A) any violation or alleged violation of any Relevant Environmental Law relating to any such property or any part thereof or any activity at any time conducted on any such property, (B) the occurrence of any release, spill or discharge in a quantity that is reportable under any Relevant Environmental Law or (C) the commencement of any clean up pursuant to or in accordance with any Relevant Environmental Law of any Hazardous Substance on or about any such property or any part thereof, which Environmental Complaint or notice could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

          6.5  ERISA Information.  Furnish to the Agent:

          a) within ten Business Days after the institution of or the withdrawal or partial withdrawal by the Company, any Subsidiary or any Commonly Controlled Entity from any Multiemployer Plan, a written notice thereof signed by an executive officer of the Company stating the applicable details;

          b) within ten Business Days after the filing thereof with the United States Secretary of Labor, the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder;

          c) within ten Business Days after an officer of the Company becomes aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder which might constitute grounds for a termination of such Plan under Title IV of ERISA, a written notice signed by an executive officer of the Company specifying the nature thereof and what action the Company, any of its Subsidiaries or any Commonly Controlled Entity is taking or proposes to take with respect thereto; and

          d) within ten Business Days after an officer of the Company becomes aware of any material action at law or at equity brought against the Company, any of its Subsidiaries, any Commonly Controlled Entity, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Company specifying the nature thereof and what action the Company is taking or proposes to take with respect thereto.

The Company shall also furnish to the Agent, within ten Business Days after an officer of the Company becomes aware of any action taken by the Internal Revenue Service with respect to matters as to which information has been furnished pursuant to subsection (c) above, a written notice specifying the nature of such action.

          6.6 Taxes and Other Liens. Pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act ("FICA") payments and withholding taxes), assessments and governmental charges or levies imposed upon the Company or any Subsidiary or upon the income or any Property of the Company or any Subsidiary as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of the Property of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Company or its Subsidiary, and if the Company or its Subsidiary shall have set up reserves therefor adequate under GAAP.

          6.7 Maintenance. (i) Continue to engage in business of the same general type as now conducted by it or as contemplated hereby and maintain its corporate existence, rights and franchises, except as otherwise permitted by subsection 7.7, (ii) observe and comply with all Contractual Obligations and Requirements of Law which if not complied with would involve the reasonable possibility of having a Material Adverse Effect, and (iii) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition, ordinary wear and tear excepted, at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needful and proper in accordance with customary industry practices so that the business carried on in connection therewith may be conducted properly and efficiently at all times.

          6.8  Insurance.    a) At all times, provide, maintain (with
financially sound and reputable insurance companies) and keep in force all of the following:

               i) Policies of insurance insuring the Facilities against loss or damage by fire and lightning and against loss or damage by other risks embraced by coverage of the type now known as the broad form of extended coverage, including, but not limited to, riot and civil commotion, vandalism and malicious mischief, and against such other risks or hazards as the Agent may from time to time reasonably designate in an amount sufficient to prevent the Agent or the Company or any Subsidiary from becoming a co-insurer under the terms of the applicable policies, but in any event in an amount not less than 100% of the then full replacement cost thereof (exclusive of the cost of excavations and foundations) without deduction for physical depreciation, and each such policy shall contain a replacement cost endorsement, if available.

               ii) Policies of comprehensive general liability insurance (primary and excess) insuring the Company (or its Subsidiaries, as the case may be) against loss resulting in bodily injury, death or property damage for an aggregate amount per annum satisfactory to the Banks. The policy terms and conditions shall be customary for the risks contemplated, and they shall contain standard cross liability and severability of interests clauses.

               iii) The Agent shall reserve the right to require that the Company or any of its Subsiiaries secure flood insurance if such insurance is commercially available up to the amount provided in subsection 6.8(a)(i).

               iv) Such other insurance (including, but not limited to, business interruption insurance, boiler and machinery and/or general liability), in such amounts, as may from time to time be reasonably required by the Agent.

               v) Such other insurance with respect to its and its Subsidiaries' Properties and businesses against such liabilities, casualties, risks, and contingencies and in such types and amounts so as to maintain adequate insurance coverage in accordance with normal industry practice for businesses similar to that of the Company and its Subsidiaries.

          b) Furnish or cause to be furnished to the Agent upon request of the Agent from time to time a summary of the insurance coverage of the Company and its Subsidiaries, in form and substance satisfactory to the Agent and, if requested, will furnish the Agent copies of the applicable policies.

          c) All policies required by subsection 6.8: (a)(i) shall be issued by companies approved by the Agent (such approval not to be unreasonably withheld), (ii) shall be subject to the approval of the Agent as to amount, expiration dates and a coverage in a form of industry standards, (iii) shall provide that it cannot be modified as to basic policy conditions or canceled without 30 days' prior written notice to the Agent, and (iv) may contain such reasonable deductibles as are customary in the industry for Persons in circumstances (other than economic circumstances) similar to those of the Company or its Subsidiaries, as the case may be.

          d) Furnish or cause to be furnished to the Agent a certificate of each policy required under subsection 6.8(a) and, at least 30 days prior to the expiration of any such policy, proof of issuance of a policy continuing in force the coverage described in subsection 6.8(a) provided by the expiring policy. In the event that the Company does not deposit with the Agent a new policy of insurance or certificate thereof with evidence of payment of premiums within such period, the Agent may, but shall not be obligated to, procure such insurance and the Company shall reimburse the Agent for the premiums paid thereon promptly upon demand, together with interest thereon at the rate provided in subsection 4.6(c) from the date of written demand of the Agent for reimbursement until the date of reimbursement to the Agent.

          e) As soon as practicable after the happening of any property casualty involving potential damage, liabilities, loss or claims in respect of property in excess of $10,000,000 for each individual occurrence, the Company shall give prompt written notice thereof to the Agent.

          6.9 Payment of Expenses and Taxes. (a) Pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, any of the Loan Documents and any other documents prepared in connection therewith, and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) pay or reimburse each Bank and the Agent for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and to the several Banks, (c) pay, indemnify and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) pay, indemnify, and hold each Bank and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Loan Documents and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent or any such Bank, (ii) legal proceedings commenced against the Agent or any such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against any such Bank by the Agent or any other Bank. The agreements in this subsection shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

          6.10 Accounts and Records. Keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to their respective business and activities, in accordance with GAAP.

          6.11 Right of Inspection. Permit any officer, employee or agent of the Agent or any of the Banks to visit and inspect any of the Properties of the Company or any Subsidiary, examine the Company's or any Subsidiary's books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Company or any Subsidiary with the Company's or any Subsidiary's officers, accountants and auditors, all upon reasonable notice and at such times during normal business hours and as often as the Agent or any of the Banks may desire. If the Company or any Subsidiary maintains computer tapes, discs, print-outs or other records in the possession of another Person (including accountants and auditors), the Company hereby agrees at the request of the Agent or any Bank to notify or cause such Subsidiary to notify such other Person to permit the Agent or any Bank access to the same upon reasonable notice and at all reasonable times during normal business hours and to provide the Agent or any Bank with copies of any records available to the Company or any Subsidiary which the Agent or any Bank may request, at the cost and expense of the Company as to any action by the Agent under this subsection (but not by the Banks unless a Default or Event of Default has occurred and is continuing).

          6.12 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

          6.13  Environmental Laws.

          a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Relevant Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Relevant Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

          b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Relevant Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Relevant Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

          c) Defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements and damages, and reasonable costs and expenses, of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Relevant Environmental Law applicable to the operations of the Company, any of its Subsidiaries or the Facilities, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Loans and all other amounts payable hereunder.

          6.14 Clean-Down. For a period of 15 consecutive days during each calendar year for which this Agreement is in effect, cause the aggregate outstanding Working Capital Revolving Credit Loans to be $0.


                        SECTION 7.   NEGATIVE COVENANTS

     The Company hereby agrees that, so long as any Commitment remains in effect, any Revolving Credit Loan or Reimbursement Obligation remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Limitation on Debt. Incur, create, assume or suffer to exist any Debt, except:

          a)  the Revolving Credit Loans and other Indebtedness;

          b) Debt which is permitted in connection with the cost of Property under clause (vii) of the definition of "Excepted Liens";

          c) endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business;

          d) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

          e) additional Debt and Guarantee Obligations, together not to exceed $10,000,000 at any one time outstanding;

          f) Guarantee Obligations constituting performance guarantees provided in the ordinary course of business by the Company and its Subsidiaries supporting obligations of Subsidiaries which obligations have been incurred in the ordinary course of business (including in connection with the operation, construction or acquisition of pipelines and related facilities);

          g) Guarantee Obligations of the Company of EPCO's obligations under the Lease Agreement, dated as of September 1, 1989, between Meridian Trust Company, as Trustee, as Lessor, and EPCO, as Lessee; and

          h)  Debt set forth in Schedule 7.1.

          7.2 Limitation on Liens. Create, incur, assume, permit or suffer to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

          a)      Excepted Liens;

          b) additional Liens securing Debt not to exceed $10,000,000 at any one time outstanding;

          c) Liens granted by the Company or any of its Subsidiaries on its ownership interests in Belvieu Environmental Fuels, securing the obligations of Belvieu Environmental Fuels under the BEF Credit Agreement; and

          d)  Liens set forth in Schedule 7.2.

          7.3 Limitations on Fundamental Changes. Except as permitted by subsection 7.4(b), enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or any direct or indirect interest in any Permitted Joint Venture any of the interests in which is owned by a Subsidiary, or make any material change in its present method of conducting business, except:

          a) any Subsidiary of the Company may be merged or consolidated with or into the Company or any one or more Subsidiaries of the Company (provided that, if any of such Subsidiaries is not wholly owned by the Company, the Limited Partner and the General Partner, taken together, the Subsidiary or Subsidiaries in which the Company owns the greatest interest or the Company shall be the continuing or surviving entity); and

          b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Subsidiary in which, as to any Subsidiary not wholly owned by the Company, the Limited Partner and the General Partner, taken together, the Company owns at least the same percentage interests as the Company owns in the transferor Subsidiary.

          7.4 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

          a)  as permitted by subsection 7.3;

          b) as long as no Default or Event of Default has occurred and is continuing or would result therefrom the Company and its Subsidiaries may sell or otherwise dispose of property in any fiscal year having an aggregate value not in excess of 5% of Consolidated Tangible Net Worth calculated on the last day of the prior fiscal quarter;

          c)   the sale of inventory in the ordinary course of business; and

          d) the sale or disposition of equipment or other property or assets that are no longer useful in the business of the Company or such Subsidiary or are replaced by equipment or other property or assets of at least comparable value and use.

          7.5 Limitation on Dividends. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any

Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that (i) any Subsidiary may make Restricted Payments to the Company and (ii) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may make Restricted Payments once each fiscal quarter consisting of cash distributions in accordance with the terms of the Partnership Agreement in order to enable the Limited Partner to make cash distributions with respect to the Units and the general partner interest of the Limited Partner.

          7.6 Limitation on Investments. Make any Investment in any Person, except:

          a)  extensions of trade credit in the ordinary course of business;

          b) Investments in direct obligations of the United States of America or any agency thereof having a maturity of less than one year;

          c) Investments in certificates of deposit of maturities less than one year, issued by commercial banks in the United States having capital and surplus equal to or in excess of $100,000,000;

          d)  Investments made by any Subsidiary to the Company;

          e) Investments in Subsidiaries and Permitted Joint Ventures, provided that such Investments shall be permitted only to the extent that (A) (i) such Investments are made from funds constituting "Available Cash" (as defined in the Partnership Agreement) for such fiscal year or (without duplication) from the proceeds of Investment Revolving Credit Loans, after paying in full the "Minimum Quarterly Distribution" (as defined in the Partnership Agreement) (X) for all Common Units for any previous calendar quarter and (Y) for all Subordinated Units for the most recently ended calendar quarter or (ii) such Investments are made from (without duplication of investments permitted in other clauses of this subsection 7.6) proceeds of public offerings of Units contributed as equity to the Company, and proceeds of distributions made by Permitted Joint Ventures any of the interests of which is owned by a Subsidiary or proceeds of distributions made by other Permitted Joint Ventures to the Company and/or any Subsidiary, in each case received after the date hereof and (B) in any such case, no Default or Event of Default shall have occurred and be continuing, or would occur as a result of such Investment;

          f) capital contributions, loans or other Investments by Subsidiaries of the Company or any Permitted Joint Venture to or in the Company or any Subsidiary, provided that no Default or Event of Default shall have occurred and be continuing, or would occur as a result of such investment;

          g) capital contributions or other Investments by the Company or any Subsidiary to any existing Permitted Joint Venture any of the interests in which are owned by the Company or a Subsidiary in accordance with the terms of the constitutive documents of such Permitted Joint Venture, provided in each such case that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) such capital contribution or Investment is financed with the proceeds of any of the items referred to in subsections 7.7(e) or ;

          h) capital contributions, loans or other Investments to the extent made with the proceeds of public offerings of Units for the purposes described in the offering documents for such public offerings; and

          i) other acquisitions of equity securities of, or assets constituting a business unit of, any Person, provided that, such acquisitions do not constitute an Investment under any of the foregoing clauses (a) through (g) and immediately prior to and after giving effect to any such acquisition, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the aggregate amount of the investments made in Permitted Joint Ventures pursuant to paragraphs (e) and (g) above shall not exceed $25,000,000 in any fiscal year (excluding Investments during the fiscal year in which the Closing Date occurs with respect to the Wilprise Pipeline, the Tristates Pipeline, the Baton Rouge Fractionator and the NGL Product Chiller).

          7.7 Limitation on Optional Payments and Modifications of Debt Instruments and Other Agreements. (a) Make any optional payment or prepayment on, redemption of or purchase of, or voluntarily defease, or directly or indirectly voluntarily or optionally purchase, redeem, retire or otherwise acquire, any Debt (other than the Revolving Credit Loans), (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Debt (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), (c) amend, modify or change, or consent to any amendment, modification or change to, any of the terms of, the Partnership Agreement, the Management Agreement, the Company's certificate of limited partnership or any agreement under which Debt of any Permitted Joint Venture any of the interests in which is owned by a Subsidiary is issued, evidenced or secured, except to the extent the same could not reasonably be expected to have a Material Adverse Effect or (d) waive or otherwise relinquish any of its rights or causes of action arising out of the Partnership Agreement, the Management Agreement, the Company's certificate of limited partnership or any agreement under which Debt of any Permitted Joint Venture any of the interests in which is owned by a Subsidiary is issued, evidenced or secured.

          7.8 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a)(i) otherwise permitted under this Agreement, and (ii) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate or (b) in existence on the Closing Date and set forth on Schedule 7.8.

          7.9 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

          7.10 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Company to end on a day other than December 31.

          7.11 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary or Permitted Joint Venture, except for those businesses in which the Company and its Subsidiaries and the Permitted Joint Ventures are engaged on the date of this Agreement.

          7.12 Constituent Documents. Permit the amendment, waiver or modification of the limited partnership agreement, limited liability company agreement or certificate of formation or incorporation of any Subsidiary if such amendment could reasonably be expected to have a Material Adverse Effect or would authorize or issue any Capital Stock not authorized or issued on the

Closing Date, except to the extent such authorization or issuance would have the same substantive effect as any transaction permitted by subsection 7.4.

          7.13 Limitation on Restrictions Affecting Subsidiaries. Enter into, or suffer to exist, any agreement with any Person, other than the Banks pursuant hereto, which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Debt owed to the Company or any Subsidiary, (b) make loans or advances to or make other investments in the Company or any Subsidiary, (c) transfer any of its properties or assets to the Company or any Subsidiary or (d) transfer any of its properties or assets to the Company or any Subsidiary.

          7.14 Creation of Subsidiaries. Create or acquire any new Subsidiary of the Company or any of its Subsidiaries, unless, immediately upon the creation or acquisition of any such Subsidiary, no Default or Event of Default shall have occurred and be continuing after giving effect thereto.

          7.15 Hazardous Materials. Except to the extent that the same could not reasonably be expected to have a Material Adverse Effect, permit the manufacture, storage, transmission or presence of any Hazardous Substance over or upon any of its properties except in accordance with all applicable Requirements of Law or release, discharge or otherwise dispose of any Hazardous Substance on any of its properties except that the Company and its Subsidiaries may treat, store and transport petroleum, its derivatives, by-products and other hydrocarbons, hydrogen sulfide and sulfur dioxide in the ordinary course of their business.

          7.16 New Partners. Permit any Permitted Joint Venture, the interests in which are owned by the Company or any Subsidiary, formed or acquired after the date hereof to admit any new partners or issue or sell any partnership interests after the date on which the Company or any Subsidiary obtains its interest therein, if in any such case the result thereof would be to dilute the economic interest of the Company or such Subsidiary in such Permitted Joint Venture.

          7.17 Holding Companies. Notwithstanding any other provisions of this Agreement and the other Loan Documents, permit any Subsidiary which is a general partner in or owner of a general partnership interest in a Permitted Joint Venture to incur or suffer to exist any obligations or indebtedness of any kind, whether contingent or fixed (excluding any contingent liability of such Subsidiary to creditors of such Permitted Joint Venture arising solely as a result of its status as a general partner or owner of such Permitted Joint Venture) or create or suffer to exist any Liens, in each case except to the extent any such obligations, indebtedness or Liens are otherwise permitted by this Agreement; or permit any Subsidiary which is a general partner in or owner of a general partnership interest in a Permitted Joint Venture to acquire any property or asset after the Closing Date (or, if later, the date of acquisition or formation of such Permitted Joint Venture) except for distributions made to it by such Permitted Joint Venture; or permit any Subsidiary which is a general partner in or owner of a general partnership interest in a Permitted Joint Venture to engage in any business or activity other than holding the general partnership interest in (or other ownership interest) such Permitted Joint Venture held by it on the date of formation of such Permitted Joint Venture.

          7.18 Actions by Permitted Joint Ventures. Consent or agree to or acquiesce in any Permitted Joint Venture, the interests in which are owned by a Subsidiary, changing its policy of making distributions of available cash to partners.

          7.19 Hedging Transactions. Enter into any interest rate, cross-currency, commodity, equity or other security, swap, collar or similar hedging agreement or purchase any option to purchase or sell or to cap any interest rate, cross-currency, commodity, equity or other security, in any such case, other than to hedge risk exposures in the operation of its business, ownership of assets or the management of its liabilities.

          7.20 ERISA Compliance. Permit any Plan maintained by it, any Subsidiary or any Commonly Controlled Entity to:

          a)  engage in any "prohibited transaction" as such term is defined in
Section 406 of ERISA or Section 4975 of the Code;

          b) incur any "accumulated funding deficiency", whether or not waived, as such term is defined in Section 302 of ERISA;

          c) terminate any Single Employer Plan in a manner which could result in the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to Section 4068 of ERISA; or

          d) become subject to any other condition, which could subject the Company, any Subsidiary or any Commonly Controlled Entity to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property, financial or other condition of the Company, its Subsidiaries and any Commonly Controlled Entity taken as a whole.

          7.21  Financial Condition Covenants.

          a) Tangible Net Worth. Permit its Consolidated Tangible Net Worth as of the last day of any fiscal quarter of the Company to be less than $257,000,000 plus 75% of the net cash proceeds received by the Company or any of its Subsidiaries from the issuance or sale of Capital Stock (to the extent the proceeds thereof are contributed in the form of equity to the Company), including those issued and so contributed on the date hereof (or, to the extent issued for other than cash, the amount of the consideration therefor which results in an increase in Consolidated Tangible Net Worth in accordance with the definition thereof).

          b) Ratio of EBITDA to Consolidated Interest Expense. For any fiscal quarter of the Company, permit the ratio of EBITDA for the 12-month period ended on the last day of such fiscal quarter to Consolidated Interest Expense for such period to be less than 3.50 to 1.0.

          c) Ratio of Total Indebtedness to EBITDA. Permit the Total Indebtedness/EBITDA Ratio to exceed 2.25 to 1.0 as of the last day of any fiscal quarter of the Company.

     For purposes of clauses (b) and (c) of this subsection, EBITDA shall mean,
(i) at the date of determination occurring on September 30, 1998, the product of
(A) EBITDA for the two month period ending September 30, 1998 multiplied by (B) six (6), (ii) at the date of determination occurring on December 31, 1998, the product of (A) EBITDA for the five month period ending December 31, 1998 multiplied by (B) 12/5, (iii) at the date of determination occurring on March 31, 1999, the product of (A) EBITDA for the eight month period ending March 31, 1999, multiplied by (B) 3/2 and (iv) for the date of determination occurring on June 30, 1999, the product of (A) EBITDA for the 11-month period ending on June 30, 1999 multiplied by (B) 12/11.

                         SECTION 8.  EVENTS OF DEFAULT

          8.1 Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

         a) Payments - (i) default is made in the payment or prepayment when due of any installment of principal of the Revolving Credit Loans or any Reimbursement Obligation; or (ii) default is made in the payment of any interest on the Revolving Credit Loans or any commitment fee provided for herein or other Indebtedness (other than Reimbursement Obligations), within five days after any such amount becomes due in accordance with the terms thereof or hereof; or

         b) Representations and Warranties - any representation or warranty by the Company herein or in any other Loan Document, or in any certificate, request or other document furnished pursuant to or under this Agreement or any other Loan Document proves to have been incorrect in any material respect as of the date when made or deemed made; or

          c) Affirmative Covenants - default is made in the due observance or performance by the Company or any Subsidiary of any of the covenants or agreements contained in Section 6 (other than subsections 6.4(a) and 6.14) or any other Section or subsection (except Section 7) of this Agreement, and such default continues unremedied for a period of 30 days after the earlier of (i) notice thereof being given by the Agent at the request or with the consent of the Required Banks to the Company, or (ii) such default otherwise becoming known to the Company or any Subsidiary; or

          d) Negative Covenants - default is made in the due observance or performance by the Company or any Subsidiary of any of the covenants or agreements contained in subsections 6.4(a) or 6.14 or Section 7 of this Agreement; or

          e) Other Loan Document Obligations - default is made in the due observance or performance by the Company or any Subsidiary of any of the other covenants or agreements contained in any Loan Document other than this Agreement, and such default continues unremedied for a period of 30 days after notice thereof being given by the Agent at the request or with the consent of the Required Banks to the Company, or beyond the expiration of any applicable grace period which may be expressly allowed under such Loan Document; or

          f) Involuntary Bankruptcy or Other Proceedings - an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief against the Company or any Subsidiary shall be entered in any such case under the Federal Bankruptcy Code; or

          g) Voluntary Petitions, etc. - the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall be unable to or shall fail generally to, or shall admit in writing its inability to pay its debts generally as they become due, or shall take any corporate action to authorize or effect any of the foregoing; or

          h) Discontinuance of Business - the Company discontinues its usual business; or

          i) Default on Other Debt - the Company, any of its Subsidiaries or Permitted Joint Ventures shall default (A) in any payment of principal of or interest on any other Debt, which Debt is in the original principal amount of $10,000,000 or more for each default, beyond any period of grace provided with respect thereto, or (B) in the performance of any other agreement, term, or condition relating to any other Debt if the effect of such default is to cause such obligation to become due before its stated maturity or to permit the holder(s) of such obligation or the trustee(s) under any such agreement or instrument to cause such obligation to become due prior to its stated maturity, whether or not such default or failure to perform should be waived by the holder(s) of such obligation or such trustee(s); or

          j) Undischarged Judgments - the Company or any of its Subsidiaries or Permitted Joint Ventures shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000 that is not otherwise being satisfied in accordance with its terms and is not stayed on appeal or otherwise being appropriately contested in good faith; or

          k) If at any time the Company or any of its Subsidiaries or Permitted Joint Ventures shall become liable for remediation and/or environmental compliance expenses and/or fines, penalties or other charges which, in the aggregate, are in excess of the Material Environmental Amount for the Company and its Subsidiaries; or

          l) ERISA Events - (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA,
     (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through
     (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or any of its Subsidiaries; or

          m)  A Change of Control shall occur.

          n) Activities of the Limited Partner - the Limited Partner shall
     (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the limited partner interests in the Company, (b) incur, create, assume or suffer to exist any Debt or other liabilities or financial obligations, other than (i) nonconsensual obligations imposed by operation of law and (ii) obligations with respect to the Units or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents), other than (i) the limited partner interests in the Company, (ii) ownership interests (not to exceed 1% in each such case) of a Subsidiary and (iii) cash received in connection with dividends made by the Company in accordance with subsection 7.5 pending application to the holders of the Units and the General Partner Interest.

               o) Management Agreement - (i) The Management Agreement shall cease to be in full force and effect prior to the end of the initial term thereof substantially as in effect on the date hereof; or (ii) EPCO or the General Partner shall default in the observance or performance of any material provision of the Management Agreement;

          8.2  Remedies.   a) Upon the occurrence of any Event of Default
described in subsection 8.1(f) or (g), the Revolving Credit Commitments and other lending obligations, if any, of the Banks hereunder shall immediately terminate, and the entire principal amount of all Indebtedness then outstanding (including the Reimbursement Obligations) together with interest then accrued thereon shall become immediately due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Company.

          b) Upon the occurrence and at any time during the continuance of any other Event of Default specified in subsection 8.1, the Agent shall at the request, or may with the consent of, the Required Banks, by written notice to the Company (i) declare the entire principal amount of all Indebtedness then outstanding (including the Reimbursement Obligations) together with interest then accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Company and/or (ii) terminate the Revolving Credit Commitments and other lending obligations, if any, of the Banks hereunder unless and until the Agent and the Banks shall reinstate the same in writing. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).

          8.3 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default or if (ii) the Company becomes insolvent, however evidenced, the Agent and the Banks are hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any Bank to or for the credit or the account of the Company against any and all of the Indebtedness (including the Reimbursement Obligations) of the Company irrespective of whether or not the Agent or any Bank shall have made any demand under this Agreement or the Revolving Credit Loans and although such obligations may be unmatured. If an amount to be set-off by any Bank is to be applied to obligations of the Company to such Bank other than the Indebtedness, such amount shall be applied ratably to such other obligations and to the Indebtedness. If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of its Revolving Credit Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) or (g) of subsection 8.1, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Revolving Credit Loans, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Revolving Credit Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Revolving Credit Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion. In case any payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. The Agent and the Banks agree promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Banks under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or the Banks may have.

                       SECTION 9.   CONDITIONS OF LENDING

     9.1 Conditions to Initial Revolving Credit Loans and Letters of Credit. The effectiveness of this Agreement and the agreement of each Bank to make available the Revolving Credit Loans and to participate in the initial issuance or continuation of the Letters of Credit on the Closing Date pursuant to this Agreement are subject to the satisfaction of the conditions precedent stated in this subsection 9.1 wherein each document to be delivered to the Agent or any Bank shall be in form and substance satisfactory to the Agent or such Bank and (except for the Revolving Credit Notes and the notices referred to in subsection 11.1(a)) in sufficient copies for each Bank:

          a) Credit Agreement and Revolving Credit Notes. The Company shall have duly and validly executed and delivered to the Agent this Agreement and, for the account of each Bank which so requests, a Revolving Credit Note.

          b) Compliance Certificate. The Agent shall have received a compliance certificate, which shall be true and correct, in the form of Exhibit C, duly and properly executed by a Responsible Officer of the Company, and dated as of the date of this Agreement.

          c) Secretary's Certificates. The Agent shall have received certificates of the Secretary or Assistant Secretary of the Company setting forth (x) resolutions of its board of directors (or other equivalent body) in form and substance satisfactory to the Agent with respect to the authorization of this Agreement and any other Loan Documents provided herein and the officers of the Company authorized to sign such instruments,
     (y) specimen signatures of the officers so authorized and (z) a duly executed copy of the Partnership Agreement and the Management Agreement certified by the General Partner and a certificate of limited partnership of the Company.

          d) Legal Opinions. The Agent shall have received, with a counterpart for each Bank, the following executed legal opinions:

               i) the executed legal opinion of Snell & Smith, counsel to the Company, dated the Closing Date and substantially in the form of Exhibit B-1, with such changes therein as shall be requested or approved by the Agent;

               ii) the executed legal opinion of Michael R. Johnson, Esq., general counsel of the Company, dated the Closing Date and substantially in the form of Exhibit B-2, with such changes therein as shall be requested or approved by the Agent;

     Each such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement and the Loan Documents as the Agent may reasonably require.

          e) Approvals. All governmental and third party approvals (including landlords' and other consents) necessary in connection with the Transactions, the continuing operations of the Company and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

          f) Transactions. The Transactions shall have been consummated in form and substance satisfactory to the Banks.

          g) EPCO Credit Agreement. All conditions precedent to the effectiveness of the Credit Agreement, to be dated as of July 31, 1998, among EPCO, the lenders parties thereto and The Chase Manhattan Bank, as agent (the "EPCO Credit Agreement"), shall have been satisfied or waived to the satisfaction of the Banks.

          h) Offering. The Limited Partner shall have received gross cash proceeds of at least $225,000,000 from the offering of the Common Units (before deducting underwriting discounts and commissions and expenses of such offering), pursuant to documentation in form and substance satisfactory to the Administrative Agent and the net proceeds thereof shall have been contributed by the Limited Partner to the Company.

          i) Financial Statements. The Banks shall have received and be reasonably satisfied with (i) the Pro Forma Balance Sheet and (ii) the financial statements referred to in subsection 5.1(b), and such financial statements shall not, in the judgment of the Banks, reflect any material adverse change in the consolidated financial condition of the Company or EPCO as reflected in the financial statements or projections previously delivered to the Banks.

          j) No Defaults. There shall exist no event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any material Capital Stock, financing agreements, lease agreements, partnership agreements or other material contracts of the Company, its Subsidiaries, or to the Company's knowledge, the Permitted Joint Ventures.

          k) Fees. The Agent and the Banks shall have received all fees and expenses required to be paid on or before the Closing Date.

          l) No Material Adverse Effect. There shall have occurred, in the sole opinion of the Required Banks, no change, either in any case or in the aggregate, in the condition, financial or otherwise, of the Company or any Subsidiary or with respect to the Company's or any Subsidiary's Properties from the facts represented in this Agreement, any other Loan

     Document or in the S-1, which could reasonably be expected to have a Material Adverse Effect.

          9.2 Conditions to Each Revolving Credit Loan and Letter of Credit. The several obligations of the Banks to make any Revolving Credit Loans on any date and to participate in the issuance or continuation of any Letters of Credit on any date are subject to the satisfaction of the conditions precedent stated in this subsection 9.2 wherein each document to be delivered to the Agent or any Bank shall be in form and substance satisfactory to the Agent and such Bank and in sufficient copies for each Bank.

          a) Representations and Warranties. Each of the representations and warranties made by the Company, in or pursuant to this Agreement or any other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

          b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Credit Loans or the Letters of Credit requested to be made or opened, as the case may be, on such date.

          c) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against the Company or any Subsidiary or any of the officers or directors of any thereof in connection with this Agreement or any other Loan Document.

          d) Additional Documents. The Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Company or any Subsidiary may be a party.

          e) Additional Matters. All corporate, partnership and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and any other Loan Document shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents, legal opinions and other opinions in respect of any aspect or consequence of the transactions contemplated hereby as they shall reasonably request. Each borrowing by, and each issuance of a Letter of Credit for the account of, the Company hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance, as the case may be, that the conditions contained in this subsection 9.2 have been satisfied.


                            SECTION 10.   THE AGENT

          10.1 Appointment. Each Bank hereby irrevocably designates and appoints the Agent as the agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are
reasonably incidental thereto.   Notwithstanding any provision to the contrary
elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company.

          10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Revolving Credit Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks (or, if so specified by this Agreement, all Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Banks (or, if so specified by this Agreement, all Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Revolving Credit Loans.

          10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so specified by this Agreement, all Banks); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          10.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company or any affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any affiliate thereof that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          10.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection 10.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Revolving Credit Loans shall have been paid in full, ratably in accordance with such Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Revolving Credit Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Revolving Credit Loans and all other amounts payable hereunder. The Administrative Agent shall have the right to deduct any amount owed to it by any Bank under this subsection 10.7 from any payment made by it to such Bank hereunder.

          10.8 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent was not the Agent. With respect to its Revolving Credit Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

          10.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Banks and the Company. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Revolving Credit Loans. If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. After any retiring Agent's resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                          SECTION 11.   MISCELLANEOUS

          11.1 Notices. Any notice, request or demand required or permitted to be given or made under or in connection with this Agreement or the Revolving Credit Loans shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered,

          a) if to the Company, to the address shown opposite its signature to this Agreement, or to such other address or to such individual's or department's attention as the Company may have furnished the Agent and the Banks in writing; or

          b) if to the Agent, to its address shown opposite its signature to this Agreement, or to such other address or to such individual's or department's attention as it may have furnished to the Company and the Banks in writing; or

          c) if to the Banks, to their respective addresses shown opposite their respective signatures to this Agreement, or to such other address or to such individual's or department's attention as any Bank may have furnished the Company and the Agent in writing.

Any notice, request or demand so addressed and mailed shall be deemed to be given when so mailed, except that any notice, request or demand to or upon the Agent or the Banks pursuant to subsection 2.3, 2.4, 3.2, 4.1 or 4.4 or communications related to such notice, request or demand shall not be effective until actually received by the Agent; and any notice, request or demand so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and any request or demand so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Company, the Agent or a Bank, as the case may be.

          11.2 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is (a) consented to in writing by the Required Banks and (b) in writing and is signed by the Company

(and/or any other Person which is a party to any other Loan Document being amended or with respect to which a waiver is being obtained) and the Agent; provided that no such amendment or waiver shall, (a) unless signed by all the Banks, (i) change the Revolving Credit Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on the Revolving Credit Loans or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Revolving Credit Loans, the Indebtedness or any fees hereunder, (iv) change the Commitment Percentages or reduce the percentage specified in the definition of Required Banks, (v) defer or reduce any payment of principal or interest on the Revolving Credit Loans or (vi) amend, modify or waive any provision of this subsection,
(b) amend, modify or waive any provision of Sections 3 or 10 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of the Revolving Credit Loans. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Revolving Credit Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.3 Invalidity. In the event that any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Loan Document.

          11.4 Successors and Assigns; Participations; Purchasing Banks.

          a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Revolving Credit Loans and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Revolving Credit Loan owing to such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Revolving Credit Loan for all purposes under this Agreement and the other Loan Documents, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents. The Company agrees that if amounts outstanding under this Agreement and the Revolving Credit Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in subsection 8.3. The Company also agrees that each Participant shall be entitled to the benefits of subsections 4.11, 4.12 and 4.13 with respect to its participation in the Revolving Credit Commitments and the Revolving Credit Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

          c). Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to any Bank or any affiliate thereof and, with the consent of the Company (so long as no Event of Default shall have occurred and is continuing, in which case the consent of the Company shall not be required) and the Agent (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Banks") all or any part of its rights and obligations under this Agreement and the Revolving Extensions of Credit pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit D, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent) and delivered to the Agent for its acceptance and recording in the Register; provided, that any such sale shall be accompanied by a ratable sale (based on the ratable amount sold by the transferor Bank under this Agreement) to such Purchasing Bank of such transferor Bank's loans and commitments under the EPCO Credit Agreement. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Revolving Credit Notes. On or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Company, at its own expense, shall, to the extent requested by the Purchasing Bank or the transferor Bank, execute and deliver to the Agent in exchange for the surrendered Revolving Credit Note a new Revolving Credit Note to the order of such Purchasing Bank in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, new Revolving Credit Notes to the order of the transferor Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Credit Notes replaced thereby. The Revolving Credit Notes surrendered by the transferor Bank shall be returned by the Agent to the Company marked "cancelled".

          d)  The Agent shall maintain at its address referred to in subsection
11.1 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent), together with payment to the Agent of a registration and processing fee of $4,000, the Agent shall (i) promptly accept such Commitment Transfer Supplement,
(ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the Banks and the Company.
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                                                                              55


          f) The Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement.

          g) If, pursuant to this subsection, any interest in this Agreement or any Revolving Credit Loan is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Revolving Credit Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank, the Agent and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          h) Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

          11.5 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder or under the Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.6 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Bank and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, fees and disbursements of counsel to the Agent and to the several Banks and (c) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or in respect of the use of the proceeds of the Revolving Credit Loans hereunder (all the foregoing, collectively, the "indemnified liabilities"), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party. The agreements in this subsection shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

          11.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.8 Several Obligations. The respective obligations of the Banks under this Agreement are several and not joint, and no Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

          11.9  Interest.    a) It is the intention of the parties hereto that
each Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Bank under laws applicable (including the laws of the United States of America, the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Bank that is contracted for, taken, reserved, charged or received by such Bank under this Agreement or under any other Loan Document shall under no circumstances exceed the maximum amount allowed by such applicable law (the "Maximum Rate"), and any excess shall be credited by such Bank on the principal amount of the Revolving Credit Loans (or, if the principal amount of the Revolving Credit Loans shall have been or would thereby be paid in full, refunded by such Bank to the Company); and (ii) in the event that the maturity of the Revolving Credit Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount of the Revolving Credit Loans (or, if the principal amount of the Revolving Credit Loans shall have been paid in full, refunded by such Bank to the Company).

          b) Recapture. If at any time the rate of interest on any Revolving Credit Loans would exceed the Maximum Rate but for the foregoing limitation, the interest rate on such Revolving Credit Loans shall remain at the Maximum Rate, notwithstanding subsequent reduction of the rate of interest on such Revolving Credit Loans, until the total amount of interest accrued thereon equals the amount of interest which would have accrued if the rate of interest on such Revolving Credit Loans had not been limited to the Maximum Rate, but nothing in this paragraph shall effect or extend the maturity of such Revolving Credit Loans.

     If at maturity or final payment of any Revolving Credit Loans, the total amount of interest accrued thereon is less than the total amount of interest which would have accrued had the rate of interest on such Revolving Credit Loans not been limited to the Maximum Rate, the Company agrees, to the full extent permitted by law, to pay to the Banks an amount equal to the positive difference, if any, derived by subtracting (a) the amount of interest which accrued thereon pursuant to the provisions of the foregoing two paragraphs from
(b) the lesser of (i) the amount of interest which would have accrued on such Revolving Credit Loans if the Maximum Rate had at all times been in effect, and
(ii) the amount of interest which would have accrued if the rate of interest on such Revolving Credit Loans, not limited to the Maximum Rate, had at all times been in effect.

          11.10 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in an amount in violation of any limitation or prohibition.

          11.11 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Agent, the Banks and the Company and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

          11.12 Exhibits. The exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

          11.13 Titles of Sections and Subsections. All titles or headings to sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

          11.14 Number of Documents. All statements, notices, reports and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Banks.

          11.15  SUBMISSION TO JURISDICTION; WAIVERS.    1) THE COMPANY HEREBY
IRREVOCABLY AND UNCONDITIONALLY:

          (I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF ANY THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

          (II) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

          (III) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM AND MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SPECIFIED IN SUBSECTION 11.1;

          (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

          (V) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SUBSECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

          2) THE COMPANY, THE BANKS AND THE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.16 Interpretation. Any conflict or inconsistency between a provision of this Agreement and the corresponding provision of any of the Loan Documents shall be resolved in favor of this Agreement.

          11.17 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

     THIS WRITTEN AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE OTHER INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in New York, New York by their proper and duly authorized officers as of the date first above written.

Addresses:

Delivery:
                                ENTERPRISE PRODUCTS OPERATING L.P.
2727 North Loop West
7th Floor
Houston, Texas  77008           By: /s/ Gary L. Miller
                                    -------------------------------
                                Title:  Gary L. Miller
                                        Executive Vice President
Mail:

707 Travis Street
8th Floor
Houston, Texas  77002
                                THE CHASE MANHATTAN BANK,
                                as Agent and as a Bank
270 Park Avenue
New York, New York  10017       By: /s/ Peter Ling
                                   -------------------------------
                                Title: Peter Ling
                                       Executive Vice President

                                ABN AMRO BANK, NV
Three Riverway
Suite 1700
Houston
                                By: /s/ illegible signature
                                   -------------------------------
                                Title:  Vice President


                                By:     /s/   illegible signature
                                   -------------------------------
                                Title:  Group Vice President


                                THE BANK OF NOVA SCOTIA
600 Peachtree Street, N.E.
Suite 2700
Atlanta, GA. 30308
                                By:     /s/   F.C.H. Ashby
                                   -------------------------------
                                Title:  F.C.H. Ashby
                                Senior ManagerLoan Operations


                                BANK ONE, TEXAS, N.A.

910 Travis Street
Houston, Texas 77002

                                By: /s/ illegible signature
                                   -------------------------------
                                Title: Senior Vice President


                                BANK OF TOKYO-MITSUBISHI, LTD.
                                HOUSTON AGENCY

1100 Louisiana Street
Suite 2800
Houston, Texas  77002-5216

                                By: /s/ illegible signature
                                   -------------------------------
                                Title:  Vice President


                                CIBC INC.


2 Paces West
2727 Paces Ferry Rd.
Suite 1200
Atlanta, GA  30339

                                By: /s/ Robin W. Elliott
                                   -------------------------------
                                Title:  Authorized Signatory

                                CREDIT LYONNAIS NEW YORK BRANCH

1000 Louisiana
Suite 5360
Houston, TX  77002
                                By: /s/ Philippe Soustra
                                   -------------------------------
                                Title:  Senior Vice President


                                DEN NORSKE BANK ASA

200 Park Avenue
31st Floor
New York, New York 10166-0396

                                By:     /s/  Byron L. Cooley
                                   -------------------------------
                                Title:  Senior Vice President


                                By:     /s/  Morten Bjornsen
                                   -------------------------------
                                Title:  Senior Vice President


                                FIRST UNION NATIONAL BANK

1First Union Center
301 South College St.
TW11
Charlotte, NC  28288-0658

                                By: /s/ Robert R. Wetteroff
                                   -------------------------------
                                Title:  Senior Vice President


                                GUARANTY FEDERAL BANK FSB

1100 Northeast Loop 410
San Antonio, TX  78209
                                By:     /s/  Jim R. Hamilton
                                   -------------------------------
                                Title:  Vice President


                                ING (U.S.) CAPITAL CORPORATION

135 East 57th Street
New York, NY  10022-2101

                                By: /s/ Frank Ferrara
                                   -------------------------------
                                Title:  Senior Associate

                                THE LONG TERM CREDIT BANK OF JAPAN
                                LIMITED, NEW YORK BRANCH

165 Broadway
New York, NY  10006

                                By:/s/ Douglas A. Whiddon
                                   -------------------------------
                                Title: Senior Vice President


                                MEESPIERSON CAPITAL CORP.

300 Crescent Court
Suite 1750
Dallas, TX  75201

                                By: /s/  Darrell W. Holley
                                   -------------------------------
                                Title:  Darrell W. Holley
                                        Senior Vice President


                                By: /s/ Karen Louman
                                   -------------------------------
                                Title:  Managing Director


                                SOCIETE GENERALE, SOUTHWEST AGENCY

1111 Bagby
Suite 2020
Houston, TX  77002
                                By:     /s/  Bet Hunter
                                   -------------------------------
                                Title:  Elizabeth W. Hunter
                                        Director

                                                                      SCHEDULE I
                                  COMMITMENTS


                                         Investment Revolving        Working Capital Revolving
Bank                                       Credit Commitment             Credit Commitment
----                                     --------------------         --------------------------
The Chase Manhattan Bank                             $ 24,375,000                    $ 8,125,000
The Bank of Nova Scotia                              $ 13,125,000                    $ 4,375,000
Den Norske Bank ASA                                  $ 13,125,000                    $ 4,375,000
Bank of Tokyo-Mitsubishi, Ltd.
    Houston Agency                                   $ 13,125,000                    $ 4,375,000
Bank One, Texas, N.A.                                $  9,750,000                    $ 3,250,000
First Union National Bank                            $  9,705,000                    $ 3,250,000
Guaranty Federal Bank FSB`                           $  9,750,000                    $ 3,250,000
MeesPierson Capital Corp.                            $  9,750,000                    $ 3,250,000
Societe General, SW Agency                           $  9,750,000                    $ 3,250,000
ABN Amro Bank, NV                                    $  7,500,000                    $ 2,500,000
CIBC Inc.                                            $  7,500,000                    $ 2,500,000
Credit Lyonnais (New York Branch)                    $  7,500,000                    $ 2,500,000
ING (U.S. Capital Corporation                        $  7,500,000                    $ 2,500,000
The Long Term Credit Bank of Japan,
    Ltd., (New York Branch )                         $  7,500,000                    $ 2,500,000

           Total                                     $150,000,000                    $50,000,000
                                                      ===========                     ==========

                                  Schedule II
                                  -----------

                           Existing Letters of Credit

Enterprise Products Operating L.P.
---------------------------------

==============================================================================
L/C Number                            Amount                    Expiration
----------                            ------                    ----------
271050                          $   347,061.00                    8/10/98

185120                          $   199,026.00                    6/30/99

154720                          $   500,000.00                   12/31/98

869888                          (c) $4,826,602.00                 8/7/98

869885                          (c) $5,226,881.00                 7/10/98

869884                          (c) $5,185,400.00                 7/7/98

869887                          (c) $6,583,500.00                 7/21/98

869889                          $ 6,025,800.00                    8/31/98

868890                          $ 4,262,500.00                    9/7/98



Totals                          $33,156,770.00



Adjusted with Cancelled         $11,334,387.00
(c = cancelled)

Available                       $(2,894,842.86)
Adjusted                        $ 1,862,436.63
==============================================================================

                                 SCHEDULE 5.7

                                 INVESTMENTS


     1.  Refer to the Subsidiaries listed on Schedule 5.19.

     2.  Other Investments


       Name of Investment             Type of Entity        Jurisdiction of      Effective Ownership
                                                             Incorporation/           by Company
                                                               Formation
-----------------------------------------------------------------------------------------------------

Baton Rouge Fractionators LLC        Limited Liability          Delaware                         26.5%
                                          Company
-----------------------------------------------------------------------------------------------------

Belvieu Environmental Fuels             Partnership              Texas                         33-1/3%
-----------------------------------------------------------------------------------------------------

EPIK Gas Liquids, LLC                Limited Liability           Texas                             50%
                                          Company
-----------------------------------------------------------------------------------------------------

EPIK Terminalling, LP               Limited Partnership          Texas                             50%
-----------------------------------------------------------------------------------------------------

Mont Belvieu Associates             General Partnership          Texas                             49%
-----------------------------------------------------------------------------------------------------

Tri-States NGL Pipeline, LLC         Limited Liability          Delaware                        16.66%
                                          Company
-----------------------------------------------------------------------------------------------------

Wilprise Pipeline LLC                Limited Liability          Delaware                       33-1/3%
                                          Company
-----------------------------------------------------------------------------------------------------

                                 SCHEDULE 5.10

                                 TITLES, ETC.

          Notwithstanding anything to the contrary contained in Section 5.10 of the Credit Agreement, no representation or warranty is made by the Company as to its or any of its Subsidiaries' title in and to the easements and rights-of-way constituting pipelines owned by the Company or any of its Subsidiaries, including without limitation, the respective grantors thereof; provided, however, that the examination and investigation by the Company or such Subsidiary, as the case may be, of title to the lands traversed by the subject pipeline systems in connection with the acquisition of rights-of-way and similar property interests for the subject pipeline systems were conducted in accordance with the standards of the pipeline industry. In addition, neither the Company nor any of its Subsidiaries have obtained consents to acquire certain of the rights-of-way and easements for pipelines formerly owned by Enterprise Products Company, EPC Holdings, Ltd. (formerly EPC Partners, Ltd.), Texas Gulf Partners Pipeline Company and their respective predecessors.

                                 SCHEDULE 5.19

                                 SUBSIDIARIES


       Name of Subsidiary             Type of Entity        Jurisdiction of      Effective Ownership
                                                             Incorporation/           by Company
                                                               Formation
-----------------------------------------------------------------------------------------------------

BelTex 1995 Trust                      Grantor Trust             Texas                            100%
-----------------------------------------------------------------------------------------------------

Belvieu Fractionator Partners,      Limited Partnership          Texas                            100%
 Ltd
-----------------------------------------------------------------------------------------------------

BFP Interests, LLC                   Limited Liability           Texas                            100%
                                          Company
-----------------------------------------------------------------------------------------------------

Cajun Pipeline Company, LLC          Limited Liability           Texas                            100%
                                          Company
-----------------------------------------------------------------------------------------------------

Chunchula Pipeline Company, LLC      Limited Liability           Texas                            100%
                                          Company
-----------------------------------------------------------------------------------------------------

DADA Interests, LLC                  Limited Liability           Texas                            100%
                                          Company
-----------------------------------------------------------------------------------------------------

EnterPart LLC                        Limited Liability           Texas                            100%
                                          Company
-----------------------------------------------------------------------------------------------------

Enterprise Products Texas           Limited Partnership          Texas                             99%
 Operating, L.P.
-----------------------------------------------------------------------------------------------------

EntPro Limited                      Limited Partnership          Texas                            100%
-----------------------------------------------------------------------------------------------------

EPC Partners I, LLC                  Limited Liability          Delaware                          100%
                                          Company
-----------------------------------------------------------------------------------------------------

EPC Partners, Ltd.                  Limited Partnership          Texas                            100%
-----------------------------------------------------------------------------------------------------

HSC Pipeline Partnership, LP        Limited Partnership          Texas                             99%
-----------------------------------------------------------------------------------------------------

JMRS Holdings, Ltd                  Limited Partnership          Texas                            100%
-----------------------------------------------------------------------------------------------------

Propylene Pipeline Partnership,     Limited Partnership          Texas                             99%
 LP
-----------------------------------------------------------------------------------------------------

Sorrento Pipeline Company, LLC       Limited Liability           Texas                            100%
                                          Company
-----------------------------------------------------------------------------------------------------

                                 SCHEDULE 5.21

                                    UTILITY


          The Company and/or certain of its Subsidiaries sells to its suppliers of electric utilities, electric power produced by its cogeneration units and by its Mont Belvieu operations. The electric utilities are required under Texas law to purchase such cogeneration power.

                                 SCHEDULE 7.1

                                  OTHER DEBT



          Debt of EPCO assumed by the Company and Debt of EPC Partners, Ltd., EntPro Limited and Belvieu Fractionator Partners, Ltd., Subsidiaries of the Company, all of which Debt will be paid in full on the Closing Date.

                                 SCHEDULE 7.2

                                 OTHER LIENS

          Liens securing Debt of EPC Partners, Ltd., EntPro Limited and Belvieu Fractionator Partners, Ltd., Subsidiaries of the Company, all of which Debt will be paid in full on the Closing Date.

                                 SCHEDULE 7.8

                         TRANSACTIONS WITH AFFILIATES


     1.  The Management Agreement.

     2. Master Rail Sublease Agreement dated as of June 1, 1998, between Enterprise Products Company and Enterprise Products Operating L.P., relating to 100 Trinity 33,687 gallon pressurized tank cars.

     3. Equipment Sublease Agreement dated as of June 1, 1998, between Enterprise Products Company and Enterprise Products Operating L.P., relating to three Centaur T-4500s Generator Sets.

     4. Equipment Sublease Agreement dated as of June 1, 1998, between West Chambers Co-Generation Partners, L.P. and Enterprise Products Operating L.P., relating to three Centaur 40S-4701 Generator Sets.

     5. Assignment of Lease (Lessee) dated as of June 1, 1998, between Enterprise Products Company and EPC Partners, Ltd.

     6. Equipment Sublease Agreement dated as of June 1, 1998, between Enterprise Products Company and Enterprise Products Operating L.P., relating to certain isobutane manufacturing equipment.

     7. Memorandum of Ground Sublease Agreement dated as of June 1, 1998, between Enterprise Products Company and Enterprise Products Operating L.P., relating to six tracts of land located in Chambers County, Texas.

     8. Ground Sublease Agreement dated as of June 1, 1998, between Enterprise Products Company and Enterprise Products Company, covering six tracts of land located in Chambers County, Texas.

                                                                       EXHIBIT A


                         FORM OF REVOLVING CREDIT NOTE



  $____
                                                              New York, New York
                                                              _______  __, 199__


  FOR VALUE RECEIVED, the undersigned, ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (the "Borrower"), hereby unconditionally promises to pay to the order of ________________ (the "Lender") at the office of The Chase Manhattan Bank, located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, on the Termination Date the principal amount of (a)_________________ DOLLARS ($_____), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to subsection
2.1 of the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsections 4.4 and 4.6 of such Credit Agreement.

  The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Revolving Credit Loan.

  This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of July 27, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender, the other banks and financial institutions from time to time parties thereto and The Chase Manhattan Bank, as agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

  Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

  All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                              ENTERPRISE PRODUCTS OPERATING L.P.



                              By:   _______________________________________

                              Name: _____________________________________

                              Title: ______________________________________

                                                                                                             Schedule A
                                                                                                to Revolving Credit Note

                                   LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

                                     Amount                             Amount of ABR Loans
                                  Converted to   Amount of Principal        Converted to        Unpaid Principal Balance
Date        Amount of ABR Loans    ABR Loans     of ABR Loans Repaid      Eurodollar Loans            of ABR Loans
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Schedule B
                                                                                                           to Revolving Credit Note
                               LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

                                             Interest Period       Amount of          Amount of        Unpaid Principal
          Amount of         Amount           and Eurodollar      Principal of       Eurodollar Loans      Balance of
Date      Eurodollar     Converted to       Rate with Respect   Eurodollar Loans    Converted to ABR      Eurodollar       Notation
            Loans       Eurodollar Loans         Thereto            Repaid               Loans              Loans           Made by
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                                                     Exhibit B-1
                                 SNELL & SMITH
                           A Professional Corporation

                                   Suite 1200
                                 1000 Louisiana
                             Houston, Texas  77002



                                 July 31, 1998

The Chase Manhattan Bank, as Agent,
 and the financial institutions
 parties to the Credit Agreement
 referred to below
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

          We have acted as counsel to Enterprise Products Operating L.P., a Delaware limited partnership (the "Borrower"), in connection with its execution and delivery of the Credit Agreement dated as of July 27, 1998 (the "Credit Agreement"), among the Borrower, The Chase Manhattan Bank, as agent for the banks referred to below (in such capacity, the "Agent"), certain financial institutions, as co-arrangers, and the other financial institutions from time to time parties thereto (collectively, the "Banks"). This opinion is being furnished to you pursuant to Section 9.1(d)(i) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

          In expressing the opinions expressed below, we have examined executed counterparts (or copies thereof) of each of the Loan Documents, the originals or conformed copies of such corporate or partnership records, agreements and instruments of the Borrower and the General Partner and the Limited Partner (individually, a "Partner" and, collectively, the "Partners"), certificates of public officials and of officers, managers or co-trustees, as applicable, of the Borrower and the Partners and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed. As to factual matters, we have relied upon, and assumed the accuracy of, (a) statements and certifications of representatives of the Borrower or officers, managers or co-trustees, as applicable, of the relevant Partner and of appropriate public officials, and (b) the representations and warranties of the Borrower contained in or made pursuant to each of the Loan Documents, and our opinion is limited to such factual matters in existence on the date hereof. In stating our opinion, we have assumed the genuineness of all signatures of persons signing the Loan Documents on behalf of parties thereto (including faxed copies of such signatures), other than the persons signing on behalf of the Borrower, the authenticity and completeness of all documents, certificates and records submitted to us as originals and the conformity to authentic original instruments of all documents (including any of the Loan Documents), certificates and records submitted to us as certified, conformed, faxed or photostatic copies. We have assumed further that the execution and delivery of the Loan Documents or any other instruments executed in connection with the Loan Documents, or as part of the same transaction as the Loan Documents, by any party other than the Borrower and the Partners have been duly authorized by such other party and are legal, valid, binding and enforceable obligations of such other party.

          This opinion is limited in all respects to the laws of the State of Texas and federal law as in effect on the date hereof. We note that the Credit Agreement and certain of the other Loan Documents provide that they are to be governed by the laws of the State of New York. Accordingly, in expressing this opinion, we have assumed, with your permission, that the laws of the State of New York are identical in all respects to the laws of the State of Texas.

          Based upon the foregoing and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that:


          1. The Borrower (a) is a limited partnership duly organized and validly existing under the laws of the State of Delaware and (b) has the partnership power and authority to (i) own or lease the property which it owns or operates as lessee, (ii) conduct the business in which it is currently engaged and in which it proposes, as of the date hereof, to be engaged after the date hereof, (iii) make, deliver and perform the Credit Agreement and each of the other Loan Documents in accordance with the terms and provisions thereof and
(iv) borrow under the Credit Agreement. To our knowledge, the Borrower is not required to be qualified to transact business in any other jurisdiction (other than the States of Texas, Alabama, Louisiana and Mississippi) where the failure to so qualify would have a Material Adverse Effect. The Borrower is duly qualified and in good standing as a foreign limited partnership in the States of Texas, Alabama, Louisiana and Mississippi.

          2. The Borrower has taken all necessary partnership action to authorize the borrowings by the Borrower on the terms and conditions of the Credit Agreement and to authorize the execution, delivery and performance of each of the Loan Documents.

          3. The Credit Agreement has been duly executed and delivered on behalf of the Borrower. The Credit Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms.

          4. The execution, delivery and performance by the Borrower of the Credit Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof will not (a) violate any provision of the Partnership Agreement, (b) result in the breach of or constitute a Default under the Credit Agreement or (c) result in, or require, the creation or imposition of any Lien on the Borrower's properties or revenues pursuant to any of the Loan Documents.

          5. The making of the Revolving Credit Loans to the Borrower will not violate Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

          6. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any federal or Texas statute or regulation which limits its ability to incur indebtedness.

          7. The partnership interests in the Borrower listed on Schedule I hereto constitute all the partnership interests of record in the Borrower and are owned of record by the Persons designated on Schedule I.

          8. Except for instances covered by Section 35.51(e) and Section 35.51(f)(1), (2) or (4) of the Texas Uniform Commercial Code, as amended, the courts of the State of Texas, and the courts of the United States of America sitting in the State of Texas, would, assuming that the applicable issues were properly brought before such courts and such courts were to apply existing law, enforce the provisions contained in certain of the Loan Documents which stipulate that the validity, construction and enforceability of such Loan Documents shall be construed and enforced in accordance with, and governed by, the law of the State of New York.

          This opinion is subject to, and qualified in all respects by, with your permission, the following:

          A. We have not been called upon to, and accordingly do not, express any opinion as to the various state and federal laws regulating banks or the conduct of their business that may relate to the Loan Documents and the transactions provided for therein.

          B. The enforceability of the Loan Documents to which the Borrower is a party may be limited by (a) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (b) the refusal of a particular court to grant equitable remedies including, but without limiting the generality of the foregoing, specific performance and injunctive relief, (c) the judicial imposition of an implied covenant of good faith and (d) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the rights of creditors generally. The enforceability of the indemnity provisions contained in certain of the Loan Documents may be limited by considerations of public policy or to the extent claims therefor arise under any applicable securities laws.

          C. The opinions in paragraphs 3 and 4 herein are based, in part, upon the assumption that the Agent and each Bank will, in each and every instance, strictly observe and comply with the terms and provisions of the usury savings clause contained in the Credit Agreement. For purposes of determining compliance with the usury savings clause in the Credit Agreement, the following items may need to be characterized as interest: (i) any compensating balances, escrows, deposits or other funds of the Borrower or others pledged or hypothecated as security for the Revolving Credit Loans or otherwise required to be maintained by the Borrower or others with, and subject to the control of, the Agent or any Bank; (ii) charges for late payments; and (iii) any prepayment fee, penalty or premium associated with any prepayment of all or any portion of the Revolving Credit Loans if the election to make such prepayment is or may not be within the control and discretion of the Borrower.

         In addition, the opinions contained in paragraphs 3 and 4 herein are subject to and based upon the assumption that: (i) there have been no fees, charges, options, points, premiums or additional sums or benefits of any nature contracted for, charged or to be paid to or for the benefit of the Agent or any of the Banks other than those specifically provided for in the Credit Agreement or in the Fee Letter dated July 14, 1998, among the Borrower, The Chase Manhattan Bank and Chase Securities, Inc.; (ii) the usury savings and "spreading" clause contained in the Credit Agreement will be held to be valid, binding and enforceable in accordance with its terms by applicable judicial authority; (iii) no interest will be charged, received or contracted for by the Agent or the Banks except as expressly provided in the Credit Agreement and the Agent and the Banks will comply with the precise terms of the usury "savings" clause set forth in the Credit Agreement; (iv) due consideration will be given by the Agent and the Banks (when charging interest under the Credit Agreement) to charges, deposits, balances, fees or other items and benefits that the courts of the State of Texas may deem to be interest or required to be deducted from the principal amount of the Revolving Credit Loans for the purpose of determining the maximum amount of interest that may be charged on the Revolving Credit Loans; (v) in determining the maximum amount of interest which may be charged to the Borrower, the computation of all interest shall be converted to a 365/366-day year; (vi) the Borrower has not been requested by the Agent or any Bank, as a condition to the making of the Revolving Credit Loans, to guarantee, assume, or otherwise become liable in any way in respect of, or to secure in any regard, any indebtedness of any other Person to the Agent or any Bank or to agree to do so; (vii) each provision of Tex. Rev. Civ. Stat. Ann., art. 5069-1.04, as amended (the "Texas Act"), is constitutional and applicable to the Revolving Credit Loans and the transactions evidenced by the Credit Agreement; and (viii) the Texas Act will be enforced as written by the courts of the State of

Texas and the courts of the United States of America. However, to our knowledge there are presently no Texas or federal cases which have rendered an opinion that the Texas Act is unconstitutional.

          D. We express no opinion as to the validity or enforceability of any of the following types of provisions in any of the Loan Documents: (i) provisions purporting to grant self-help remedies; (ii) provisions relating to the waiver of various rights or remedies by the Borrower; (iii) "due on sale clauses"; (iv) provisions relating to suretyship, delay or omission of enforcement of rights or remedies, severability of individual provisions of the Loan Documents from other provisions of such documents, waivers or ratification of future acts, powers of attorney, indemnification (specifically as it relates to the indemnification of a third party for such third party's negligence or an indemnification which is against public policy with respect to breaches of environmental laws), consent judgments, marshaling of assets, or sales in inverse order of alienation; (v) provisions purporting to authorize the Banks to collect and escrow or reserve sums of money without paying interest thereon;
(vi) provisions whereby the Banks (or any of them) or the Agent is appointed the agent of the Borrower; (vii) provisions purporting to apply the Uniform Commercial Code of any jurisdiction whether or not it applies; (viii) provisions purporting to revive the Loan Documents after their termination or expiration, other than any provision of any Loan Document with respect to which such Loan Document expressly provides that such provision shall survive any such termination or expiration; (ix) provisions purporting to confer jurisdiction on any court or affecting venue; (x) provisions relating to set-offs against deposits; (xi) provisions purporting to authorize conclusive determinations; and
(xii) provisions purporting to establish as to third parties nonculpability for acts of any party. In addition, the opinion expressed herein that the Credit Agreement is enforceable against the Borrower may be limited or otherwise affected by certain other laws and judicial decisions which may impair the enforceability of certain of the remedial, waiver and other provisions of the Loan Documents; but such other laws and judicial decisions will not, in our judgment, render the Loan Documents invalid as a whole or impair the practical realization of the benefits and security afforded thereby, and, in the event of a material breach of a material covenant in the Loan Documents, the Agent and/or the Banks may exercise remedies that would normally be available to a secured lender.

          E. All statements in this opinion which are stated "to our knowledge" are based solely upon reasonable inquiries of an officer of the General Partner, but are given without any independent investigation.

          This opinion is limited to matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We disclaim any obligation to up-date this opinion or to advise you of any changes in any of the opinions or other matters set forth herein.

          This opinion is being furnished only to, and is solely for the benefit of, the addressees who are parties to the Credit Agreement on the date hereof (each of whom may rely upon this opinion as of the date hereof). This opinion may not be used, circulated, quoted, relied upon or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

                         Very truly yours,

                         /s/ Snell & Smith
                         SNELL & SMITH, A Professional Corporation

                                   SCHEDULE I


PARTNER                             PARTNERSHIP INTEREST
-------                             --------------------

General Partner

Enterprise Products GP, LLC                   1.0101%

Limited Partner

Enterprise Products Partners L.P.            98.9899%

                                                                     Exhibit B-2

                          ENTERPRISE PRODUCTS GP, LLC
                                 P.O. Box 4324
                             Houston, Texas 77210


                                 July 31, 1998

The Chase Manhattan Bank, as Agent,
 and the financial institutions
 parties to the Credit Agreement
 referred to below
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

I am the General Counsel of Enterprise Products GP, LLC, a Delaware limited liability company and the sole general partner of Enterprise Products Operating L.P., a Delaware limited partnership (the "Borrower"), in connection with the Borrower's execution and delivery of the Credit Agreement, dated as of July 27, 1998 (the "Credit Agreement"), among the Borrower, The Chase Manhattan Bank, as agent for the Banks referred to below (in such capacity, the "Agent"), certain financial institutions, as co-arrangers, and the other financial institutions parties thereto (collectively, the "Banks"). This opinion is being furnished to you pursuant to Section 9.1(d)(ii) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In expressing the opinions expressed below, I have examined executed counterparts (or copies thereof) of each of the Loan Documents, the originals or conformed copies of such corporate or partnership records, agreements and instruments of the Borrower and the General Partner and the Limited Partner (individually, a "Partner" and, collectively, the "Partners"), certificates of public officials and of officers of the Borrower and the Partners and such other documents and records, and such matters of law, as I have deemed appropriate as a basis for the opinions hereinafter expressed. As to factual matters, I have relied upon, and assumed the accuracy of, (a) statements and certifications of representatives of the Borrower or officers or managers, as applicable, of the relevant Partner and of appropriate public officials, and (b) the representations and warranties of the Borrower and the Partners contained in or made pursuant to each of the Loan Documents to which they are respectively a party, and my opinion is limited to such factual matters in existence on the date hereof. In stating my opinion, I have assumed the genuineness of all signatures of persons signing the Loan Documents on behalf of parties thereto (including faxed copies of such signatures), other than the persons signing on behalf of the Borrower, the authenticity and completeness of all documents, certificates and records submitted to me as originals and the conformity to authentic original instruments of all documents (including any of the Loan Documents), certificates and records submitted to me as certified, conformed, faxed or photostatic copies. I have assumed further that the execution and delivery of the Loan Documents or any other instruments executed in connection with the Loan Documents, or as part of the same transaction as the Loan Documents, by any party other than the Borrower and the Partners have been duly authorized by such other party and are legal, valid, binding and enforceable obligations of such other party.

This opinion is limited in all respects to the laws of the State of Texas and federal law as in effect on the date hereof. I note that the Credit Agreement and certain of the other Loan Documents provide that they are to be governed by the laws of the State of New York. Accordingly, in expressing this opinion, I have assumed, with your permission, that the laws of the State of New York are identical in all respects to the laws of the State of Texas.

Based upon the foregoing and subject to the limitations, qualifications, assumptions and exceptions set forth herein, I am of the opinion that:

          1. The Borrower has the legal right to (i) own or lease the property which it owns or operates as lessee, (ii) conduct the business in which it is currently engaged and in which it proposes, as of the date hereof, to be engaged after the date hereof, (iii) make, deliver and perform the Credit Agreement and each of the other Loan Documents to which it is a party in accordance with the terms and provisions thereof and (iv) borrow under the Credit Agreement. The Borrower is in compliance with all Requirements of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. While I am not licensed to practice law in any jurisdiction other than the State of Texas, and therefore am unable to express an opinion as to whether the Borrower is required to qualify to do business as a foreign limited partnership in any jurisdiction, I do not believe that the Borrower would be required to so qualify in any jurisdiction other than the States of Texas, Alabama, Louisiana and Mississippi. No other filing, recording, publishing or other act is necessary or appropriate in connection with the existence or business of the Borrower.

          2. The Borrower has taken all necessary legal action to authorize the borrowings by the Borrower on the terms and conditions of the Credit Agreement and the Loan Documents and to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party in accordance with the terms and provisions thereof.

          3. No approvals or consents of any Governmental Authority or other consents or approvals by any other Person are required in connection with (a) the participation by the Borrower in the transactions contemplated by the Credit Agreement and the other Loan Documents, or the execution, delivery and performance by the Borrower of the Credit Agreement or any of the other Loan Documents and (b) the validity and enforceability thereof and the exercise by the Banks of their rights and remedies thereunder

          4. The execution, delivery and performance by the Borrower of the Credit Agreement and each of the other Loan Documents in accordance with the terms thereof will not (a) violate any Requirement of Law or any Contractual Obligation of the Borrower, (b) result in the breach of, or constitute a default under, any indenture or loan or credit agreement or any other material agreement, lease or instrument of which I have knowledge to which the Borrower is a party or by which its properties may be bound, and (c) result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

          5. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of our knowledge, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to the Credit Agreement or any of the other Loan Documents to which the Borrower is a party or any of the transactions contemplated thereby or (b) which, if adversely determined, could reasonably be expected to have Material Adverse Effect.

          This opinion is subject to, and qualified in all respects by, with your permission, the following:

          A. I have not been called upon to, and accordingly do not, express any opinion as to the various state and federal laws regulating banks or the conduct of their business that may relate to the Loan Documents and the transactions provided for therein.

          B. All statements in this opinion which are stated "to my knowledge" are based, to the extent I have deemed proper, solely upon reasonable inquiries of an officer or representative of the Partners. Although I have not independently verified the accuracy of the statements, I have discussed the statements with the individuals making them, and I have no reason to believe that any such statement is untrue or inaccurate in any material respect.

          This opinion is limited to matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. I disclaim any obligation to up-date this opinion or to advise you of any changes in any of the opinions or other matters set forth herein.

          This opinion is being furnished only to, and is solely for the benefit of, the addressees who are parties to the Credit Agreement on the date hereof (each of whom may rely upon this opinion as of the date hereof). This opinion may not be used, circulated, quoted, relied upon or otherwise referred to by any other person or entity or for any other purpose without my prior written consent.

                         Very truly yours,

                         /s/  Michael R. Johnson
                         Michael R. Johnson, General Counsel

                                                                       Exhibit C
                                 COMPLIANCE CERTIFICATE

          The undersigned hereby certifies that he is an Executive Vice President of ENTERPRISE PRODUCTS GP, LLC, a Delaware limited liability company (the "General Partner") and the sole general partner of ENTERPRISE PRODUCTS OPERATING, L.P., a Delaware limited partnership (the "Company"), and that as such he is authorized to execute this certificate on behalf of the Company. With reference to the Credit Agreement dated as of July 27, 1998 (the "Agreement"), among the Company, The Chase Manhattan Bank, as agent (in such capacity, the "Agent") for the banks named therein (collectively the "Banks"), certain entities, as co-arrangers and the Banks, the undersigned further certifies, represents and warrants, in such capacity on behalf of the Company, as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

          (a) The representations and warranties of the Company contained in the Agreement and otherwise made in writing by or on behalf of the Company pursuant to the Agreement were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof.

          (b) The Company has performed and complied in all material respects with all agreements and conditions contained in the Agreement required to be performed or complied with by it prior to or at the time of delivery hereof.

          (c) Neither the Company nor any Subsidiary has incurred any material (individually or in the aggregate) liabilities, direct or contingent, since the later of the date of formation or incorporation of the Company or any such Subsidiary or March 31, 1998, other than liabilities incurred in the normal course of business, liabilities being paid in full on the date hereof and liabilities specifically permitted in the Agreement.

          (d) Since the later of the date of formation or incorporation of the Company or any such Subsidiary or March 31, 1998, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Company which would have a Material Adverse Effect.

          (e) There exists, and, after giving effect to the Loan or Loans with respect to which this Certificate is being delivered, will exist, no Default under the Agreement or any event or circumstance which constitutes, or with notice or lapse of time (or both) would constitute, an event of default under any loan or credit agreement, indenture, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any Debt of the Company or any Subsidiary, or under any material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, in any respect which could have a Material Adverse Effect.

          EXECUTED AND DELIVERED this 31st day of July, 1998.


                              ENTERPRISE PRODUCTS OPERATING L.P.

                              By: Enterprise Products GP, LLC, General Partner


                              By /s/ Gary L. Miller
                                -------------------------------------
                               GARY L. MILLER,
                               Executive Vice President

                                                                      EXHIBIT  D

                                    FORM OF
                         COMMITMENT TRANSFER SUPPLEMENT

          Reference is made to the Credit Agreement, dated as of July 27, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Enterprise Products Operating L.P. (the "Borrower"), the Lenders named therein, Dennorske Bank ASA and Bank of Tokyo-Mitsubishi Ltd., Houston Agency, as co-arrangers and The Chase Manhattan Bank, as co-arranger and as administrative agent for the Lenders (in such capacity, the "Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

          The Assignor identified on Schedule 1 hereto (the "Assignor") and the Assignee identified on Schedule 1 hereto (the "Assignee") agree as follows:

          1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchase and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an "Assigned Facility; collectively, the 'Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

          2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

          3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Commitment Transfer Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such document and information as it shall appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 4.12(b) of the Credit Agreement.

          4. The effective date of this Commitment Transfer Supplement shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

          5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

          6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and
Co) the Assignor shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

          7. This Commitment Transfer Supplement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

                                   Schedule 1
                       to Commitment Transfer Supplement

Name of Assignor:_____________________________________________________________
Name of Assignee:_____________________________________________________________
Effective Date of Assignment:_________________________________________________

      Credit                       Principal            Commitment Percentage
  Facility Assigned              Amount Assigned             Assigned/1/
  -----------------              ---------------        ----------------------
                                 $                                      .  %




[Name of Assignee]                                [Name of Assignor]

By:                                           By:
   --------------------------                    -----------------------------
Title:                                        Title:



Accepted:

THE CHASE MANHATTAN BANK,
as Agent

By:
   --------------------------                    -----------------------------
Title:





_________________________
 /1/ Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.